Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275441

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated February 2, 2024)

AUDDIA INC.

2,105,263 Post Split Shares of Common Stock

This prospectus supplement No.3 updates, amends and supplements the prospectus dated February 2, 2024 (the “Prospectus”), relating to the offering and resale by White Lion Capital LLC (“White Lion” or the “Selling Securityholder”) of up to 2,105,263 shares (after the reverse stock split effective on February 26, 2024) of our common stock, par value $0.001 per share.

The shares of common stock being offered by the Selling Securityholder have been or may be issued and sold to the Selling Securityholder pursuant to the purchase agreement (the “Purchase Agreement”) effective as of November 6, 2023, that we entered into with White Lion. See “The White Lion Transaction” in the Prospectus for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

This prospectus supplement incorporates into our prospectus the information contained in our Annual Report on Form 10-K filed April 1, 2024, which is attached hereto.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 18 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2024.

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒ AnNUAL REPORT pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2023

or

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transaction period from _____________ to _____________

Commission File No. 001-40071

AUDDIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4257218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1680 38th Street, Suite 130 Boulder, CO	80301
Address of Principal Executive Offices	Zip Code

(303) 219-9771

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	AUUD	The Nasdaq Stock Market

Warrants, each exercisable for one share of Common Stock	AUUDW	The Nasdaq Stock Market

Securities registered pursuant to Section 12(g) of the Act:

                                       N/A

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. Yes ☐ No ☒

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12(b)-2 of the Exchange Act). Yes ☐ No ☒

As of June 30, 2023, the last business day of the registrant’s most recently completed second fiscal quarter, the aggregate market value of the registrant’s common stock held by non-affiliates of the registrant was approximately $6,053,850 based on a closing price of $10.25 (as adjusted for the 2024 reverse stock split) per share as quoted by the Nasdaq Capital Market as of such date. In determining the market value of non-affiliate common stock, shares of the registrant’s common stock beneficially owned by officers, directors and affiliates have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

As of March 29, 2024, 2,194,196 shares of the registrant’s common stock, $0.001 par value per share, were outstanding.

AUDDIA INC.

2023 ANNUAL REPORT ON FORM 10-K

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Unless we state otherwise or the context otherwise requires, the terms “Auddia,” “we,” “us,” “our” and the “Company” refer to Auddia Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K, or Annual Report, contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Annual Report are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months and our need to raise additional capital;
•	our ability to generate revenue from new software services;
•	our limited operating history;
•	our ability to maintain proper and effective internal financial controls;
•	our ability to continue to operate as a going concern;
•	changes in laws, government regulations and policies and interpretations thereof;
•	our ability to obtain and maintain protection for our intellectual property;
•	the risk of errors, failures or bugs in our platform or products;
•	our ability to attract and retain qualified employees and key personnel;
•	our ability to manage our rapid growth and organizational change effectively;
•	the possibility of security vulnerabilities, cyberattacks and network disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions;
•	our compliance with data privacy laws and regulations;
•	our ability to develop and maintain our brand cost-effectively; and
•	the other factors set forth in Part I, Item 1A, “Risk Factors” of this Form 10-K.

These forward-looking statements speak only as of the date of this Form 10-K and are subject to business and economic risks. We do not undertake any obligation to update or revise the forward-looking statements to reflect events that occur or circumstances that exist after the date on which such statements were made, except to the extent required by law.

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PART I

Item 1.	Business

Overview of Auddia

Auddia (the “Company”) is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts also with ads removed or easily skipped by listeners as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-skipping features and also provides a unique suite of tools that helps Podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc.   We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-free podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, the Company added faidrRadio, Auddia’s exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including the deployment of the Company’s ad-reduction technology.

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The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-reduction technology.

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in 2024, beginning with subscription plans to access ad-reduction in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

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Recent Developments

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring users of a radio-streaming app, (2) bringing our proprietary ad-free products to the acquired userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

Reverse Share Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

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History of Auddia

The Company was originally formed in 2012 as Clip Interactive, LLC to provide the broadcast radio industry with digital consumer products (mobile apps and web applications) that increased radio listener engagement and generated new revenue for radio stations from digital ads synchronized to the audio ad. In late 2017 the Company recognized a need to provide the radio industry with a new capability that would allow for a more efficient business model, similar to the subscription models that had emerged for music and video through companies like Apple, Spotify, SiriusXM and Netflix. The Company began to conceptualize what would become Auddia, a commercial-free subscription platform for broadcasters and radio listeners.

Management of the Company commenced evaluating essential aspects of the opportunity such as technical feasibility, consumer viability, basic economics, intellectual property matters and basic legality. The Company’s Executive Chairman, Chief Executive Officer and Chief Technology Officer all have experience in performing similar assessments for consumer facing products in various industries, including elections, gaming, secure document processing, and digital advertising. Further, our Executive Chairman has extensive experience developing strategy and determining business viability of products in the several previous companies that he founded.

Management’s assessment also included metrics from subscription platforms for broadcast audio content, which show that consumers are willing to pay a subscription fee for commercial-free audio content. For example, SiriusXM, Inc. offers a service that demonstrates the viability of a commercial-free broadcast audio product that is purchased by consumers, in their case, for an average $13 (estimated) per month. SiriusXM has 33.97 million subscribers (end of 2023) at this average price point. SiriusXM does not offer the local content and personalities that local broadcast radio exclusively delivers.

In early 2018 and over the period of next year, management analyzed and assessed the commercial viability of the proposed faidr platform to determine whether a subscription-based commercial free radio service would generate consumer interest. This assessment was based upon: (a) the Company’ experience in having developed, deployed and operated over 580 mobile apps for broadcast radio companies over the last seven years; (b) discussions of the Auddia concept with radio industry leaders, most of whom were our current or previous customers; (c) discussions with radio industry analysts; and (d) research into the state of broadcast and subscription radio industries. As part of the management assessment, in January of 2019, we commenced discussions with a Harris Insights and Analytics, LLC (“Harris”), to assist management in gauging consumer response to our planned service, and in March of 2019 we commissioned Harris to conduct a survey. The results of that survey, when integrated with our internally developed analysis, supported our conclusion of consumer interest and viability of the product. Harris asked consumers to answer a variety of questions exploring their interest in such a service; how much they would be willing to pay; and several other related topics. Our interpretation of the results of the survey, also supported our assessment that consumers will continue to listen to local radio channels, and they are willing to pay a monthly subscription fee to avoid commercials.

Based upon management’s analysis, the above discussions, and industry research, the Company concluded that a subscription product for local radio’s audio content, where commercials are removed, was of great interest to the radio broadcast industry. Further, the Company also concluded that consumers would be interested in subscribing to commercial free local audio content that only local radio produces and broadcasts, and that faidr would have commercial viability.

The Company’s podcast platform was conceptualized during this transition period described above, when management recognized the opportunity to leverage previously developed technology and mobile app capabilities to provide products to podcasters and podcast listeners in the burgeoning podcasting space. Having provided interactive digital content feeds for radio stations for several years, a similar product for podcasting was explored. The Company presented a product concept to podcasters and podcaster “rep firms” and sufficient interest from those explorations warranted the development of a minimally viable mobile app product, branded Vodacast. Eventually, with further support and interest from prospect podcasters and listeners, the product was expanded to include both iOS and Android mobile apps and the development of the podcast Hub, which is the platform’s content management system.

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The Company was poised to execute early, small-scale marketing trials in which podcasters would promote the Vodcast mobile app to their listeners via the audio of their podcast episodes. The incentive for podcasters to promote Vodacast came from the monetization features that are inherent on the platform, where podcasters understand that a “download” or unique listening session would generate more revenue for podcasters when it occurs on the Vodcast mobile app. The expectation was that listeners will convert at sufficiently high rates to justify wide scale launch and broad promotion by podcasters. After the launch of the proof-of-concept Vodacast app, and monitoring engagement and retention for close to a year, Auddia was confident the podcast platform achieved differentiation and should be moved into the company’s audio Superapp faidr as the podcast offering.

In February of 2022, Auddia launched faidr and began acquiring users to assess App performance and adoption. The faidr App has gone through multiple iterations since launch, including the major feature additions of podcasts and faidrRadio.

Overview of the Evolving Audio Ecosystem and the Positioning of AM/FM Broadcast Radio

We believe that audio as a medium is experiencing a renaissance as advanced artificial intelligence capabilities such as voice recognition are ushering in an era where voice is becoming the most efficient interface to interact with audio and video content. Historically, audio has been a passive medium where content is selected by a professional program director and delivered to large audiences who have no choice in personalizing the delivered content. But audio is now transitioning to an active medium where consumers can interact with streaming content through advanced algorithms and feedback mechanisms that include skipping content, providing thumbs up and thumbs down input, sharing content socially, creating playlists, following other playlists and customizing the programming of content routines for specific parts of the day through smart speakers like Alexa (e.g., providing a morning routine). Advanced artificial intelligence capabilities are facilitating these new capabilities and accelerating the trend towards consumer consumption of on-demand personalized content. To support this trend, audio content needs to be understood, indexed, stored and made retrievable through search methods so it can be provided to consumers when they ask for particular content.

Broadcast radio remains the dominant force in audio. The Q3 2023 Share of Ear Study shows broadcast radio with a 37% share of listening and the next most popular form of listening being music videos on YouTube at 14% followed by owned music at 5%. Although AM/FM radio continues to dominate audio listening, streaming audio is the fastest growing segment according to Share of Ear studies going back to 2014. We believe streaming audio will continue to grow as on-demand content in the form of streaming music podcasting, short-form audio and other emerging formats of audio content become more prevalent and artificial intelligence technologies facilitate the introduction of new and improved listening experiences. As streaming audio has demonstrated its growth trajectory, AM/FM radio has responded by streaming their radio stations but with, we believe, very little success in comparison to the streaming music players as measured by consumer listening.

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Most common streaming platforms in the U.S. offer a paid subscription model to eliminate or reduce advertisements during the listening experience. With very few exceptions, AM/FM radio has not adopted this model to date. Most AM/FM streams are simulcasts of the on-air station and carry the same advertisement load as the on-air product. In 2020, the average advertisement load was 16.7 minutes per hour (an increase of approximately 2 30-second ads from 2018’s average of 16.1 minutes). This means that if these 16.7 minutes were filled with the common 30-second spot, this would equate to 33.4 advertisements per hour. Given that the free ad-supported tiers of the music streaming services commonly limit ads to 4 per hour, a streaming service with 32 audio ads per hour is more disruptive to the content listening experience. We believe the combination of AM/FM radio’s advertisement load and the inability for listeners to skip content or request on-demand content in an AM/FM radio stream is the main reason broadcast radio is not gaining ground in the audio streaming market relative to the other music players.

There are a handful of successful radio-streaming mobile applications on the market today. Between the top five, there are more than 150 million users, which includes some overlap. According to Statista, the reach of online radio, which includes AM/FM streaming, has increased sharply over the past decade, with 68% of the US population having listened to online radio within a month in 2021 compared to only 34% ten years earlier. This migration of audience is expected to continue. The total addressable market for radio streaming is expanding year-over-year, and faidr is the only app currently available that can (1) provide ad-free listening and (2) can aggregate all stations in the US in one place, as it is not beholden to any exclusivity deals with the larger AM/FM media corporations.

The Company believes the faidr App will give subscribers the technology solution they need to enjoy the local content presented by AM/FM radio while not only avoiding the interruption of 16.7 minutes of ads per hour, but also personalizing the listening experience with skips and on-demand content. We believe the faidr App represents the consumer product that modernizes the radio-listening experience, combines AM/FM with the right mix of other content options—podcasts and exclusive content and programming—and gives users the control they expect in the current audio-streaming landscape.

Overview of Podcasting in the Audio Ecosystem

Another area of significant change within the broader audio ecosystem, we believe, is that podcasting is an emerging new type of audio media and that there are opportunities to develop new forms of content consumption, distribution, and monetization around this new form of audio media. With more than 177 million monthly listeners in the U.S. in 2023, podcasting has exploded within a relatively short period of time. Yet the core offering of a podcast is still very basic, including only audio content for the listener and leveraging audio advertising (embedded within the podcast episode content) as the primary and often exclusive mechanism for generating revenue. Like AM/FM radio, podcasting is ripe for disruption by third parties that bring new and expanded revenue models to the industry.

Additionally, we believe podcasting is still in its infancy and because of that, opportunities exist to improve the overall media creation and consumption experience for podcasters and listeners alike, and that these improvements can create new channels of revenue for content creators. By leveraging more than seven years of experience delivering synchronized digital content feeds for radio stations through their mobile apps and web players, the Company believes that basic podcasting audio, as a generic form of audio media, can be enhanced to provide a better content experience for listeners while providing a more robust platform on which podcasters as content creators can more effectively monetize their work.

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Software Products and Services

The faidr App

The faidr App is our flagship product and is expected to generate the majority of the Company’s future revenue.

How the faidr App Works

A faidr subscriber will select a specific streaming radio station to record and be able to listen to the recording of that station in a customized manner. The App will record the station in real time and its AI algorithm will identify the beginning and end of audio content segments including music and commercials. When the recorded station is played back by the App subscriber, faidr will identify the audio content segments the user chooses not to consume and automatically switch the audio playback of the recording to a different piece of audio content. For example, if a consumer chooses not to listen to commercials during the playback of their recording of a station, the faidr App will automatically cover the commercial segments with other content such as additional music.

The Company is developing strategies and content relationships to access additional content sources to cover commercials and respond to skips across many content segments in addition to music and commercials, such as sports, news, talk and weather. As the audio content ecosystem continues to expand, the Company believes faidr will represent an attractive distribution platform for content providers. There is no guarantee the audio content ecosystem will continue to expand along its current trajectory or that the Company will be able to secure access to content in an economically advantageous manner, both of which would negatively impact the user experience within faidr. The Company has not yet secured the rights from content providers to place any audio content into the platform in an on-demand use case.

Users of faidr can also access any podcast that’s publicly available as well as exclusive programming, music stations and Music Casts, through faidrRadio.

The faidr App is built on a proprietary artificial intelligence platform developed and owned by the Company and subject to one issued patent and additional patent applications that are pending.

Copyright Law

To secure the rights to stream music and other content through the faidr app, the Company may enter into license agreements with copyright owners of sound recordings and musical works or their authorized agents. In June 2021, the Company filed a Notice of Use of Sound Recordings Under Statutory License in accordance with 37 CFR § 370.2, which authorized the Company to make noninteractive digital audio transmissions and reproductions of certain sound recordings pursuant to the statutory licenses set forth in 17 U.S.C. §§ 112 and 114. The Company is also in the process of obtaining licenses with the performing rights organizations (“PROs”) in the United States, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners.

The faidr App’s architecture presents a built-in digital audio recorder (“DAR”) that will allow consumers to record third-party transmissions made available through the faidr App. The Company believes such consumer-initiated recordings are authorized as non-infringing, fair use time shifting by consumers pursuant to the Supreme Court’s decision in Sony Corp. of America v. Universal City Studios, Inc., 464 U.S. 417 (1984). The Supreme Court also ruled that the manufacturers of home video recording devices were not liable for reproductions made by consumers where the devices had substantial non-infringing uses. faidr’s DAR is analogous to the Betamax television recorders found non-infringing in the Universal City Studios decision. With the faidr’s DAR, users can select radio stations to record. Users can also control their listening experience by deciding whether they will listen to commercials or other programming categories selected by the user. The Company believes giving users the ability to avoid commercials is protected, non-infringing activity.

If a court were to hold that one or more functionalities offered by the faidr App resulted in the violation of protected rights of third parties, the Company could be subject to liability for infringement, the damages for which could be material.

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Podcast Platform

Auddia’s Podcast Platform, which includes the previously developed and commercially trialed Vodacast mobile app, is an interactive differentiated podcasting capability the Company has built that allows podcasters to give their audiences an interactive audio experience. Podcast listeners are able to see video and other digital content that correlates with the podcast audio and is presented to the listener as a digital feed. All content presented in the digital feed can be synched to the podcast audio content. This allows podcast listeners to visually experience, interact with, and eventually comment on audio content in podcasts.

Much of the technology we use in this platform to create the feed of digital content synchronized to the audio content of the podcast is based on the core functionality and product concepts the Company has used historically to provide synchronized digital feeds to over 580 radio stations.

The digital feed introduces a new revenue stream to podcasters, such as synchronized digital advertising while providing end users a new digital content channel that compliments the core audio of the podcast.

All of the content and functionality that is made available within the Podcast Platform, through the Vodacast mobile app, is currently being added to the faidr app, diversifying the podcast offering of faidr and bringing that app up to parity with the major, competing apps like iHeart Radio, TuneIn and Audacy. In addition, new ad-skipping features are also being added to faidr in 2024 which demonstrates the company’s differentiation in the podcasting arena, for both podcasters and consumers.

Business Model and Customer Acquisition Strategy for faidr

The Company has an eight-year plus history of working closely with the broadcast radio industry in the United States to help the industry adapt to both digital advertising and digital media technologies.

The Company announced several broadcast radio partnerships during 2021 in which we performed commercial trials within these markets. Based on the initial results from our commercial trials, the Company believes consumers are drawn to an interruption-free radio experience. We executed a full launch in February 2022 that initially included approximately 4,000 radio stations on the faidr App. The Company has continued to add stations to the faidr App which now presents more than 6,200 AM/FM streams.

Radio stations owned by broadcasters will be economically incentivized to promote faidr to their listeners. We intend to leverage subscription revenue to compensate participating radio broadcasters for promotional support and their increased music streaming fees. We believe that if participating broadcasters can generate increased revenue from their content, they can decrease their on-air advertising load while increasing the price paid for each commercial, as the commercial is more likely to be heard by consumers in a less cluttered advertising environment. In addition, we intend to offer tiered subscriptions to the faidr App where lower priced subscriptions allow a lower level of functionality and control. We believe that our history and existing relationships with broadcast radio will drive customer acquisition for the faidr App.

Our business model is based on creating a pool of subscription revenue across all streaming stations and other content providers utilizing the faidr platform. This subscription pool, excluding direct subscriber acquisition costs and increased music streaming fees, is expected to be shared with radio stations and other content providers, such as podcasters whose episodes are available ad-free, based either on the time each listener spends listening or the amount of plays on faidr. We believe this business model will result in broadcasters and podcasters promoting the listening of their content within faidr, similar to how radio stations are currently using airtime to promote the listening of their stations on Alexa and other smart speaker systems.

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Our major podcast differentiators once implemented in faidr, will be marketed to podcasters and podcasting companies with business-to-business strategies that focus on communicating the value proposition and monetization opportunity. The potential to earn new, incremental revenue on the faidr platform, in addition to the other key value propositions of the platform, is expected to organically drive podcasters to promote the platform directly to their listeners. Direct-to-consumer marketing will be done independently by the Company and, in some cases, in partnership with podcasters who leverage their audio content programs to promote to their established audiences. As is the case with other proven marketing strategies, we intend to have our partners benefit from a participative revenue share through faidr podcasting.

Our Legacy Interactive Radio Platform

From 2014 through 2020, the Company was successful in deploying our legacy platform across 580 major radio stations and 1.6 million monthly active users. Although this represents a meaningful user base, it is a small fraction of the listening audience represented by the 580 stations on the Company’s legacy platform. We believe the two main reasons radio was not able to drive more users to the platform are that the number of consumers willing to download an individual radio station app is small and that to appeal to a greater digital audience the core listening experience of radio needs to incorporate a premium offering that includes skips, on-demand content and a commercial-free option.

The Company’s legacy product served the broadcast industry by providing a platform that allowed for the delivery of actionable digital ads that are synchronized with broadcast and streaming audio ads. Broadcasters offered mobile and web digital interfaces to their listeners, typically for their individual stations. Our Interactive Radio Platform provided mobile and web products that provided end users (listeners) with a visual display of everything a radio station has played in recent history (referred to as a “station feed”). In addition to displaying album art for songs played, and digital insertions for station promotions and programs (e.g., a radio station contest), the station feed also included a digital element for each audio ad that was played. These interactive, synchronized digital ads generate additional revenue for broadcasters and allow for the collection of meaningful advertising analytics which we present to broadcasters through an analytics dashboard.

The Company began phasing out the Interactive Radio Platform in 2020 and ceased operations related to all legacy deployments and services by July 1, 2020. Much of the core technology of this platform is being leveraged for re-use within faidr. Furthermore, our well-established relationships with more than a dozen broadcasters through the sales, marketing and digital services operations are being maintained as we seek to deploy the faidr App at national scale.

Intellectual Property

We rely on a combination of patents, trade secrets, non-disclosure agreements, and other intellectual property to protect the proprietary technologies that we believe are important to our business. Our success will depend in part on our ability to obtain and maintain patent and other proprietary protection for commercially important inventions and know-how, defend and enforce our patents, maintain our licenses, preserve our trade secrets, and operate without infringing valid and enforceable patents and other proprietary rights of third parties. We also rely on continuing technological innovation to develop, strengthen, and maintain our proprietary position in the field of interactive audio.

The Company holds issued patents and has patents pending in the areas of audio content monitoring, identification, distribution and presentation. The Company’s intellectual property has been used in the development of products that allow broadcasters and audio content distributors to present digital content and supplemental audio and video content along with and even synchronized with their standard audio content. These products introduce new consumer use scenarios, such as offering direct response to audio ads (such as a standard broadcast radio commercial). The products give consumers, via smartphone applications, a mechanism to identify both the content and the source of content and allow the consumer to act on what they may have heard and/or receive additional information about what they heard.

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On March 12, 2019, the United States Patent and Technology Office issued a patent to the Company (titled “Method and System for Sub-Audible Signaling”) that covers an advanced “watermarking” technology to attach source-attribution information, as well as highly detailed content descriptors into an audio broadcast or stream. We believe this technology improves the state of the art by potentially increasing the amount of information that can be embedded in an audio stream or broadcast, as well as supporting the real time addition of sub-audio information. The Company does not utilize this patent technology in its current products, but the technology may be useful for future products or potential licensing to others. However, there can be no assurance that this patent or the technology underlying the patent will be utilized or licensed by the Company or, even if utilized or licensed, this patented technology will result in revenues or profits.

The most recent intellectual property to be submitted for patent application is a set of technologies that are integral to the development and operation of consumer-oriented platform that can deliver commercial free broadcast radio content. These technologies involve distributed content monitoring (e.g., on the smartphones of consumers) and content identification, including the identification of the beginning and end of specific segments of content, such as a song or an ad. Combining these capabilities with time-shifting and real-time audio content replacement provides the end user with a dynamic, multi-source, commercial free audio content experience that can include the local content heard on the radio as well as any other content available form an accessible source. This intellectual property serves as the cornerstone of the Company’s new focus and allows the Company to eventually expand to provide numerous and various audio content sources on a single platform.

In June 2020 the United States Patent and Technology Office approved the first of these patent applications (titled “Seamless Integration of Radio Broadcast Audio with Streaming Audio”) that details a process that can be used to monitor, time shift and play an over the air radio broadcast. This patent will protect key Company functionality that is central to the delivery of our core offering of commercial free radio. For example, using this technology, when a commercial break is detected on the over the air broadcast, alternate content from local or streaming sources can be injected to cover the break. Additionally, a second broadcast radio station can be similarly time shifted and used as alternate content. This intellectual property gives the Company exclusive advantages when dealing with established music rights and content costs issues related to broadcast versus streaming music. This gives the Company leverage when working with both the broadcast industry and the music industry, and options to deliver services from lower cost, over the air audio content sources.

The Company holds trademarks and is in the process of applying for trademarks for key products and brands. The Company holds the trademark for a product named PLAZE, which is a potential commercial-free music streaming product that is a future, strategic opportunity of the business. The Company also holds the trademark for AUDDIA which is used as both the corporate brand name as well as the name of the consumer-facing mobile application that delivers the Company’s commercial free radio service. The Company holds the trademark for faidr, which is used as the brand name for their audio Superapp.

In addition, any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;
•	make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;
•	obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or
•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the time and attention of our management and technical personnel. It may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

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Competition

Our audio service offerings face competition from alternative media platforms and technologies, such as broadband wireless, satellite radio, audio broadcasting by cable television systems and internet-based streaming music services, as well as consumer products, such as portable digital audio players and other mobile devices, smart phones and tablets, gaming consoles, in-home entertainment and enhanced automotive platforms. These alternative platforms and technology are offered by much larger and well-established radio-streaming applications such as iHeart Media, Audacy, and TuneIn. These technologies and alternative media platforms compete with our services for audience share and advertising revenues. There can be no assurance that we will be able to compete successfully in the audio marketplace. We are a small, relatively new company and we do not currently consider the Company to be a significant participant in its industry.

All the top-three radio streamers listed above have the same core weaknesses against faidr. First, none of them can offer complete commercial-free listening. And two, not one is willing to aggregate all the US stations within their platform due to various conflicts of interest. iHeart and Audacy are only interested in allowing users to stream the stations they own and operate, and TuneIn’s relationship with iHeart prevents it from offering Audacy stations.

However, our success is dependent upon our development of new services as well as competitive advertising spend, and there can be no assurance that we will have the resources to acquire new users at a compelling rate to out-compete those top-three platforms or to introduce new services to compete with other new technologies or services. Other companies employing new technologies or services could more successfully implement such new technologies or services or otherwise increase competition with our business.

Employees

As of December 31, 2023, we had 13 total employees, 8 of whom were engaged in full-time research and development activities and 5 of whom were engaged in general administration. The Company also works with 1 full-time contractor who supports research and development and 2 part-time contractors who support general administration activities. None of our employees is represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

Health, Safety and Wellness

We believe that our employees are the summation of our successes, which is why we offer an excellent health and benefits program to our employees and their families. We offer our employees comprehensive health insurance as well as optional dental and vision coverage. Additionally, we provide our employees with paid vacation, holiday, family leave and sick leave, with numerous other benefits offered to our employees.

In response to the COVID-19 pandemic, we took immediate steps to protect our employees, clients, and communities in which we operate by making changes to work locations, work protocols, and information services. We continue to maintain our commitment to ensuring our employees’ health, safety, and wellness by providing our employees the option to work in office or fully remote. Any employee who works in office must adhere to the Auddia’s policy regarding vaccination status to ensure the health and safety of our employees.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

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Facilities

In April 2021, the Company entered a twelve-month non-cancelable operating sublease for approximately 8,600 square feet of office space, with an initial base rent of $7,150 per month with three, separate six-month renewal options, subject to fixed rate escalation increases. In November of 2022, the Company amended the sublease to reflect a new term that expired on December 14, 2023, and was not renewed by the parties. The square footage rented was reduced to approximately 2,160 square feet at the cost of $4,018 per month. As of December 31, 2023, the Company was negotiating a new office space lease and entered into a temporary month-to-month lease for $1,600 per month until negotiations were finalized. On March 25, 2024, the Company entered into a new 37-month operating lease commencing on April 1, 2024 with two separate two year renewal options. The monthly base rent for months two through 14 is $2,456, increasing to $3,070 for months 15 through 26, and ending at $3,684 for months 27 through 37. Rent expense was $61,724 and $104,223 for the years ended December 31, 2023, and 2022, respectively.

Regulatory and Certifications

We are subject to varying degrees of regulations in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions.

Data privacy has become a significant issue in the United States and in other countries. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations affecting or regarding the collection, use and disclosure of personal information. In the United States, these include, for example, rules and regulations promulgated under the authority of the Federal Trade Commission, the Health Insurance Portability and Accountability Act of 1996, the Family Medical Leave Act of 1993, the ACA, state breach notification laws and state privacy laws, such as the California Consumer Privacy Act of 2018 (the “CCPA”), the California Privacy Rights Act (the “CPRA”) and the Illinois Biometric Information Privacy Act (the “IBIPA”). Further, because some of our clients have establishments internationally, the European Union’s General Data Protection Regulation (“GDPR”) and other foreign data privacy laws may impact our processing of certain client and employee information.

We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property rights. We also have a number of registered and unregistered trademarks and will continue to evaluate the registration of additional trademarks as appropriate. We do not have any patents or patent applications pending.

Segment Information

We operate in a single operating segment and a single reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is regularly evaluated by the chief operating decision maker function (which is fulfilled by our chief executive officer) in deciding how to allocate resources and in assessing performance. Our chief executive officer allocates resources and assesses performance based upon financial information at the level. Since we operate in one operating segment, all required financial segment information is presented in the financial statements.

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Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. In connection with our initial public offering (“IPO”) in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion under the name Auddia Inc. Our principal executive offices are located at 1680 38th Street, Suite 130, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com and corporate website is www.auddiainc.com. The information contained in or accessible from our website is not incorporated into this Annual Report, and you should not consider it part of this Annual Report. We have included our website address in this Annual Report solely as an inactive textual reference.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Available Information

Our internet address is www.auddia.com and our investor relations website is located at investors.auddiainc.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports can be found on our investor relations website, free of charge, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this Form 10-K. The SEC maintains a public website, www.sec.gov, which includes information about and the filings of issuers that file electronically with the SEC.

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Item 1A.	Risk Factors

This Annual Report on Form 10-K contains forward-looking information based on our current expectations. Because our business is subject to many risks and our actual results may differ materially from any forward-looking statements made by or on behalf of us, this section includes a discussion of important factors that could affect our business, operating results, financial condition and the trading price of our securities. This discussion should be read in conjunction with the other information in this Annual Report on Form 10-K, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations. The occurrence of any of the events or developments described below could have a material adverse effect on our business, results of operations, financial condition, prospects and securities trading prices. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our financial position and need for additional capital

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured approximately $3.6 million of additional financing in February and March 2024, but will need to obtain additional financing to pay off debt and to extend current operations into the second quarter of 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

Since inception, we have incurred significant net losses. We expect to continue to incur net losses in the near term. Our net losses were $8,807,496 and $6,897,446 for the years ended December 31, 2023, and 2022, respectively. For the year ended December 31, 2023, our cash used in operations was $4,504,207. At December 31, 2023, we had cash and equivalents on hand of $804,556. To date, we have devoted our efforts towards securing financing, building, and evolving our technology platform, marketing our mobile app product for radio stations as well as initiating our marketing efforts for our music player. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if, and as, we:

•	incur costs related to the national launch of our faidr App and as we continue obtaining market acceptance;
•	recruit and retain podcasters and content creators to faidr and retaining listeners on the platform;
•	continue to develop and improve our technology;
•	effectively addressing any competing technological and market developments;
•	add operational, business development & marketing personnel; and
•	incur legal expenses related to avoiding and defending against intellectual property infringement, misappropriation and other claims.

To become profitable, we must develop and eventually commercialize the faidr product or the Vodacast platform, with significant market potential. This will require us to be successful in a range of challenging activities, and our expenses will increase substantially as we acquire and retain users. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, develop new products, expand our business or continue our operations. A decline in the value of our Company also could cause stockholders to lose all or part of their investment.

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We will need additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to invest in sales, marketing and engineering resources and bring our products to market. Furthermore, we continue to incur additional costs associated with operating as a public company. Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured additional financing in February and March 2024, but will need to obtain additional financing to pay off debt and to extend current operations into the second quarter of 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Building and scaling technology products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary user experience required to obtain market acceptance and achieve meaningful product sales. In addition, our product candidates, once developed, may not achieve commercial success. The majority of revenue will be derived from or based on sales of software products that may not be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies and product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, or our other product candidates, or grant licenses on terms unfavorable to us.

We have generated historical revenue from our mobile app platform for radio stations, but future revenue growth is dependent on new software services.

Our ability to generate revenue from product sales and achieve profitability depends on our ability to successfully complete the development and commercialization of future software products. Our ability to generate meaningful revenue from product sales depends heavily on our success in:

•	obtaining market acceptance;
•	effectively addressing any competing technological and market developments;
•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations under such arrangements;
•	maintaining, protecting, enforcing, and expanding our portfolio of intellectual property rights, including patents, trademarks, trade secrets and know-how;
•	avoiding and defending against intellectual property infringement, misappropriation and other claims;
•	implementing additional internal systems and infrastructure, as needed; and
•	attracting, hiring and retaining qualified personnel.

Our limited operating history of our current business plan may make it difficult for investors to evaluate the success of our business to date and to assess our future viability.

We are an early-stage company founded in 2012, with a limited operating history that has recently changed its business plan to develop and sell our new and potential products. There can be no assurance that any of our future products and services will be successfully developed, protected from competition by others, or marketed successfully. Accordingly, there can be no assurance that we will ever have positive net earnings.

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We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and securities prices.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Management is working to remediate our current material weaknesses and prevent potential future material weaknesses by hiring additional qualified accounting and financial reporting personnel, and further reviewing and enhancing our accounting processes. We may not be able to fully remediate any future material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. If we are not able to maintain effective internal control over financial reporting, our financial statements and related disclosures may be inaccurate, which could have a material adverse effect on our business and our securities prices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. The rapid growth of our operations and the completed IPO has created a need for additional resources within the accounting and finance functions due to the increasing need to produce timely financial information and to ensure the level of segregation of duties customary for a U.S. public company. We continue to reassess the sufficiency of finance personnel in response to these increasing demands and expectations.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

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Risks related to the development of our products

Our subscription revenue margins and our freedom to operate our faidr radio platform rely on continuity of the established music licensing framework.

Present music licensing costs and general rights to play music are determined by an established statutory rate framework which could change in the future. Changes in licensing costs and general rights to play music content could impact our direct costs for content or even prohibit access to content that is fundamental to the platform. Changes could adversely impact our cost to operate the platform and/or our rights to deliver content to end users.

Our faidr platform will rely on the established “personal use exemption” which allows individuals to record content for time-shifting purposes.

The faidr platform will allow consumers to access broadcast audio content “live,” in real-time with a slight delay, and also enables consumers to buffer audio content on the user’s device for delayed playback, that can take advantage of the App’s intelligent listening capabilities. We believe that the limited buffering provided for within the faidr App is lawful and falls within the United States Supreme Court’s ruling allowing consumers the right to time shift programming for later consumption. The faidr App only permits buffering on the user’s mobile device in a manner that does not permit librarying of content by the consumer and no right to offload content from the faidr App to another device, other than through the exploitation of the “analog hole” (e.g., allowing another device to record audio while it is playing through the faidr App). While we believe that the functionality of the faidr App is protected under current law, there is a risk that one or more aspects of the faidr App may be found to violate the rights of third parties. If it is determined that we are not permitted to give consumers the right to buffer content locally and also control their listener experience by receiving alternative programming to what is included in an AM/FM station’s transmission, certain features of the faidr App may have to be disabled or discontinued, the costs to the Company for access to content could increase significantly, and result in an increase in the consumer price of the App, thus making the faidr App less desirable in the marketplace.

If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and product candidates similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our products and product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our products and product candidates that are important to our business.

We cannot be certain that additional patents will be issued or granted with respect to applications that are currently pending or that we may apply for in the future with respect to one or more of our products and product candidates, or that issued or granted patents will not later be found to be invalid and/or unenforceable.

The patent prosecution process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, collaboration partners, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Real or perceived errors, failures or bugs in our platform or products could materially and adversely affect our operating results and growth prospects.

The software underlying our platform and products is highly technical and complex. Our software has previously contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. In addition, errors, failures and bugs may be contained in open source software utilized in building and operating our products or may result from errors in the deployment or configuration of open source software. Some errors in our software may only be discovered after the software has been deployed or may never be generally known. Any errors, bugs or vulnerabilities discovered in our software after it has been deployed, or never generally discovered, could result in interruptions in platform availability, product malfunctioning or data breaches, and thereby result in damage to our reputation, adverse effects upon customers and users, loss of customers and relationships with third parties, including social media networks, loss of revenue or liability for damages. In some instances, we may not be able to identify the cause or causes of these problems or risks within an acceptable period of time.

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Risks related to our business operations

Our recently announced growth strategy includes seeking acquisitions of other companies or assets in our industry sector. We may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.

As announced in April 2023, we anticipate that a component of our growth strategy may be to make strategically focused acquisitions of businesses or assets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the capital markets which may significantly limit the availability of funds for such acquisitions. Our ability to use shares of our common stock in an acquisition transaction may be adversely affected by the volatility in the price of our common stock and by the potential requirement of shareholder approval under applicable Nasdaq listing rules.

In addition to restricted funding availability, the success of our recently announced strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition also depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we intend to commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful in integrating these businesses. If we fail in performing adequate due diligence or in successfully integrating acquired businesses, our future operations would be negatively impacted.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on members of our executive team; the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with certain of our executive officers, any of them could leave our employment at any time. We currently do not have “key person” insurance on any of our employees. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives.

Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous technology companies for individuals with similar skill sets. The inability to recruit, or loss of services of certain executives, key employees, consultants or advisors, may impede the progress of our product development and commercialization objectives.

If we are unable to manage expected growth in the scale and complexity of our operations, our performance may suffer.

If we are successful in executing our business strategy, we will need to expand our managerial, operational, financial and other systems and resources to manage our operations, continue our technology development activities and, in the longer term, scale a commercial infrastructure to support our product roll out and end user projections. Future growth would impose significant added responsibilities on members of management. It is likely that our management, finance, sales, marketing and engineering systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and future product commercialization requires that we continue to develop more robust business processes and improve our systems and procedures in each of these areas and to attract and retain sufficient numbers of talented employees. We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our product development and growth goals.

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Any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely could negatively affect our business.

Our operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to our customers, our customers’ consumers or other social media audiences, the third-party technology platforms of other parties and our employees. A malicious cybersecurity-related attack, intrusion or disruption by either an internal or external source or other breach of the systems on which our platform and products operate, and on which our employees conduct business, could lead to unauthorized access to, use of, loss of or unauthorized disclosure of sensitive and confidential information, disruption of our services, and resulting regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Despite efforts to create security barriers to such threats, it is not feasible, as a practical matter, for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee, customer, or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation would be damaged, our data, information or intellectual property, or those of our customers, may be destroyed, stolen or otherwise compromised, our business may be harmed and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access to or compromise of our systems because they change frequently and are generally not detected until after an incident has occurred. We also cannot be certain that we will be able to prevent vulnerabilities in our software or address vulnerabilities that we may become aware of in the future. Further, as we rely on third-party cloud infrastructure, we depend in part on third party security measures to protect against unauthorized access, cyberattacks and the mishandling of data and information. Any cybersecurity event, including any vulnerability in our software, cyberattack, intrusion or disruption, could result in significant increases in costs, including costs for remediating the effects of such an event, lost revenue due to network downtime, and a decrease in customer and user trust, increases in insurance premiums due to cybersecurity incidents, increased costs to address cybersecurity issues and attempts to prevent future incidents, and harm to our business and our reputation because of any such incident.

There can be no assurance that any limitation of liability provisions in our technical and/or subscription agreements would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim related to a cybersecurity incident. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would harm our business.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. In addition, some of our customers require us to notify them of data security breaches. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers, encourage consumers to restrict the sharing of their personal data with our customers or the social media networks, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could harm our business.

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Changing regulations and increased awareness relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brand.

We receive, store and otherwise process personal information and other data from and about our customers and our employees. We also receive personal information and other data about our customers’ consumers or other social media audiences. There are numerous federal, state, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure, retention and protection of personal information and other content, the scope of which is rapidly changing, subject to differing interpretations and may be inconsistent among countries and states, or conflict with other rules. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the regulatory framework for privacy, data protection and information security worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. The United States, the European Union (“EU”), and other countries in which we currently or may operate are increasingly adopting or revising privacy, copyright, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. New and changing laws, regulations, and industry standards concerning privacy, data protection and information security may also impact the social media platforms and data providers we utilize, and thereby indirectly impact our business. In the United States, this includes increased privacy-related regulations and enforcement activity at both the federal level and state levels that impose requirements on the personal information we collect in the course of our business activities. In the EU, this includes the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. While we have taken measures to comply with applicable requirements contained in the GDPR, we may need to continue to make adjustments as more clarification and guidance on the requirements of the GDPR and how to comply with such requirements becomes available. Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU, known as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. Additionally, although we have self-certified under the U.S.-EU and U.S.-Swiss Privacy Shield Frameworks with regard to our transfer of certain personal data from the EU and Switzerland to the United States, some regulatory uncertainty remains surrounding the future of data transfers from the EU and Switzerland to the United States, and we are monitoring regulatory developments in this area. California also recently enacted legislation, the California Consumer Privacy Act of 2018, (the “CCPA”), that will afford consumers expanded privacy protections and control over the collection, use and sharing of their personal information when it goes into effect on January 1, 2020. The CCPA was recently amended, and it is possible that it will be amended again before it goes into effect. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation.

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With laws and regulations such as the GDPR in the EU and the CCPA in the United States imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. For example, the increased consumer control over the sharing of their personal information afforded by CCPA may affect our customers’ ability to share such personal information with us or may require us to delete or remove consumer information from our records or data sets, which may create considerable costs for our organization. In addition, any failure or perceived failure by us to comply with our privacy policies, our privacy-, data protection- or information security-related obligations to customers, users or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties including social media networks and other data providers, or cause our users to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.

Additionally, if the third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our customers’ and their users’ and consumers’ or other social media audiences’ content at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of such content, or regarding the manner in which the express or implied consent of such persons for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. All of these implications could adversely affect our revenue, results of operations, business and financial condition.

We may also face different obligations in foreign jurisdictions when providing access to AM/FM radio station simulcasts through the faidr App. In the United States, we will generally not be liable for monetary damages for copyright infringement arising from a radio station’s transmissions made accessible through the faidr App even if the owner of the station has failed to obtain all necessary licenses to simulcast music over the Internet. In the UK and the EU, the laws differ from those in the United States for companies that operate directory services and we may either have to disable access to stations that have failed to obtain the necessary licenses for accessibility through the faidr App in different jurisdictions or obtain licenses to cover the communications to the public made by such stations and accessed through the faidr App. The costs for such licenses could be excessive and negatively impact our business, operations and financial condition.

Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed. Moreover, our brand and reputation could be harmed if we were to experience significant negative publicity.

We believe that developing, maintaining and enhancing our brand is critical to achieving widespread acceptance of our platform and products, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and use-cases, and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our market further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide a high-quality, reliable and cost-effective platform, the perceived value of our platform and products and our ability to provide quality customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate customer awareness or increase revenue, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We operate in a public-facing industry in which every aspect of our business is impacted by social media. Negative publicity, whether or not justified, can spread rapidly through social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business. We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business may give rise to liability or result in public exposure of personal information of our employees or customers, each of which could affect our revenue, business, results of operations and financial condition.

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Enacted and future legislation may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set.

Our business and financial prospects could be affected by changes in laws, regulations, and policies in the United States and abroad. We operate in a highly regulated industry and new laws or judicial decisions, or new interpretations of existing laws or decisions, including those related to copyright, and the amount of payment for content rights could negatively impact our business, operations and financial condition.

We may be subject to litigation, disputes or regulatory inquiries for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively affect our business.

From time to time, we may be involved in litigation, disputes or regulatory inquiries that arise in the ordinary course of business. These may include claims, lawsuits and proceedings involving labor, and employment, wage and hour, commercial, alleged securities law violations or other investor claims, claims for trademark or copyright infringement and other matters. We expect that the number and significance of these potential disputes may increase as our business expands, our company grows larger and more users listen to streaming audio through our faidr App. While our agreements with customers limit our liability for damages arising from our platform, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued or protect us from claims against third parties with whom we do not have agreements. Radio station owners may object to our providing access to their simulcast streams through the faidr App in a manner that gives the consumer the ability to control whether the consumer listens to audio advertisements included in the station’s transmissions. The copyright owners of musical works and sound recordings may object to our providing users with the ability to buffer audio content for time shifting purposes. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, adversely affect our reputation and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our revenue, business, brand, results of operations and financial condition.

Risks related to our intellectual property

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, cyberattack, data security breaches or terrorism.

A significant natural disaster, such as an earthquake, fire or a flood, occurring where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect our network service providers or Internet service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies, or the world economy. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing and operations activities. If a major disruption is caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

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Any failure to protect our intellectual property rights could impair our business.

Our success and ability to compete depend in part upon our intellectual property. We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. However, the steps we take to protect our intellectual property rights may be inadequate. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We have applied for patent protection in the United States relating to certain existing and proposed systems, methods and processes. We cannot assure that any of our patent applications will result in an issued patent. Any patent(s) we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patent(s), or that we will have adequate resources to enforce our patent(s).

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we have entered into confidentiality agreements with most of our employees and consultants. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business, financial condition and results of operations could be harmed.

We rely on our trademarks, service marks, trade names, and brand names to distinguish our products and services from the products and services of our competitors and have registered or applied to register many of these trademarks in the United States and other jurisdictions. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks, or use and register confusingly similar trademarks in these or other jurisdictions. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that third parties will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

Although we rely on copyright laws to protect the works of authorship (including software) created by us, we do not register the copyrights in any of our copyrightable works. Copyrights of U.S. origin must be registered before the copyright owner may bring an infringement suit in the United States. Furthermore, if a copyright of U.S. origin is not registered within three months of publication of the underlying work, the copyright owner is precluded from seeking statutory damages or attorney’s fees in any United States enforcement action and is limited to seeking actual damages and lost profits. Accordingly, if one of our unregistered copyrights of U.S. origin is infringed by a third party, we will need to register the copyright before we can file an infringement suit in the United States, and our remedies in any such infringement suit may be limited.

In order to protect our intellectual property, we may be required to spend significant resources to monitor and protect our rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely affect our business.

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If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.

We face the risk of claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology or conflict with our trademark rights. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;
•	cause us to cease making, licensing or using our platform or products that incorporate the challenged intellectual property;
•	require us to modify, redesign, reengineer or rebrand our platform or products, if feasible;
•	divert management’s attention and resources; and/or
•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our platform or products, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our platform or products, or refund subscription fees, which could further exhaust our resources. Such disputes could also disrupt our platform or products, adversely affecting our customer satisfaction and ability to attract customers.

Our use of “open source” software could negatively affect our ability to offer and sell access to our platform and products and subject us to possible litigation.

We use open source software in our platform and products and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source licenses, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to use such open source software, and consequently to provide or distribute our platform and products. Although use of open source software has historically been free, recently several open source providers have begun to charge license fees for use of their software. If our current open source providers were to begin to charge for these licenses or increase their license fees significantly, this would increase our research and development costs and have a negative impact on our results of operations and financial condition.

Additionally, we may from time-to-time face claims from third parties claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of source code for the open source software, derivative works or our proprietary source code that was developed using or that is distributed with such open source software. These claims could also result in litigation and could require us to make our proprietary software source code freely available or require us to devote additional research and development resources to change our platform or incur additional costs and expenses, any of which could result in reputational harm and would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our platform or incur additional costs to comply with the changed license terms or to replace the affected open source software. Further, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or indemnification for third party infringement claims. Although we have implemented policies to regulate the use and incorporation of open source software into our platform and products, we cannot be certain that we have not incorporated open source software in our platform and products in a manner that is inconsistent with such policies.

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In addition, any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;
•	make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;
•	obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or
•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the time and attention of our management and technical personnel. It may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our platform, products or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, operating results and financial condition.

From time to time, customers may require us to indemnify or otherwise be liable to them for breach of confidentiality or failure to implement adequate security measures with respect to their data stored, transmitted or processed by our employees, platform or products. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our platform or products, and harm our revenue, business and operating results.

Risks related to ownership of our common stock

A significant portion of our total outstanding shares are eligible for sale into the public market. Substantial sales of our shares into the public market could cause the market price of our common stock to drop significantly, even if our business is performing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have 2,194,196 shares of common stock issued and outstanding as of March 29, 2024. Substantially all of these shares, unless held by our affiliates, may be resold in the public market immediately without restriction. Shares held by our affiliates may be resold into the public market subject to compliance with the requirements of the SEC’s Rule 144.

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The issuance of common stock pursuant to our equity line facility may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by our equity line provider could cause the price of our common stock to decline.

Under our Equity Line Purchase Agreement with White Lion, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to of $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock. From February 15, 2024 through March 19, 2024, the Company has sold 1,340,000 shares to White Lion for total proceeds of $3,606,508. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by White Lion is dependent upon the number of shares of common stock issued to the White Lion pursuant to the Equity Line Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to White Lion may cause the trading price of our common stock to decline.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors in our securities.

Our common stock price and Series A Warrant price are likely to be volatile. The stock market in general and the market for technology companies has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above your investment price. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;
•	regulatory or legal developments in the United States,
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of our product candidates, and our commercialization efforts;
•	actual or anticipated changes in our development timelines;
•	our ability to raise additional capital;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our product candidates;
•	significant lawsuits, including patent or stockholder litigation;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

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In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

We may not be able to satisfy the requirements for the continued listing of our common stock on Nasdaq.

In particular, the Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in our Current Report on Form 8-K filed on November 28, 2023, we received a written notice from Nasdaq indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist the Company’s Common Stock from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The Company’s hearing with the Panel occurred on January 18, 2024.

On November 21, 2023, the Company received a written notice from Nasdaq indicating that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In its quarterly report on Form 10-Q for the period ended September 30, 2023, the Company reported stockholders’ equity of $2,415,012, and, as a result, does not currently satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice has no immediate impact on the listing of the Company’s common stock. The Company’s hearing with the Panel occurred on January 18, 2024. The hearing addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted the Company’s request for an exception to the Exchange’s listing rules until April 22, 2024, to demonstrate with all applicable continued listing requirements for the Nasdaq Capital Market.

On March 20, 2024, the Company received a letter from Nasdaq stating it had regained compliance with the minimum bid requirement. The Panel reminded the Company that although it regained compliance with the minimum bid requirement, it is also required to regain compliance with the equity requirement. Therefore, this matter will remain open until the Company demonstrates compliance with all continued listing requirements.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

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Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company” (“EGC”), as defined in the JOBS Act. We will remain an EGC until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;
•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	an exemption from the requirement to seek nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this Annual Report. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company.

In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

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Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company and are an accelerated or large accelerated filer.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. In addition, we have identified material weaknesses in our internal control over financial reporting and may identify further such material weaknesses, either of which we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If unable to comply with the requirements of Section 404 to address and remediate in a timely manner material weaknesses identified in our internal control over financial reporting, or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the Nasdaq Capital Market on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including, once we are no longer an EGC, an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Provisions in our corporate charter and our bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

We are a Delaware corporation. The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

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Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;
•	limit the manner in which stockholders can remove directors from the board;
•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;
•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;
•	limit who may call stockholder meetings; and
•	authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for such disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our certificate of incorporation also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), as amended. Despite the fact that the certificate of incorporation provides for these exclusive forum provisions to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act , creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive Federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

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The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Item 1B.	Unresolved Staff Comments

None.

Item 1C.	Cybersecurity

We recognize the importance of securing our data and information systems and have a process for assessing, mitigating, overseeing and managing cybersecurity and related risks. This process is supported by both management and our Board of Directors.

The Chief Technology Officer ("CTO"), who reports to the CEO, leads our cybersecurity function and is responsible for managing our cybersecurity risk and the protection of our networks, systems, and data. The CTO uses both internal and external resources to execute this process including security tools that help prevent, identify, escalate, investigate and resolve security incidents in a timely manner and tools that help prevent unauthorized access.

Our Board of Directors is responsible for overseeing our enterprise risk management activities. The Board of Directors receives an update on the Company’s risk management process and the risk trends related to cybersecurity at least annually. Additionally, on a quarterly basis, the Audit Committee will receive updates from Management on cybersecurity.

Item 2.	Properties

We own no properties. Our current corporate headquarters is based in a leased office in Boulder, Colorado. Our current lease term expires on April 30, 2027.

Item 3.	Legal Proceedings

From time to time, we are involved in various disputes, claims, suits, investigations, and legal proceedings arising in the ordinary course of business. We believe that the resolution of current pending legal matters will not have a material adverse effect on our business, financial condition, results of operations or cash flows. Nonetheless, we cannot predict the outcome of these proceedings, as legal matters are subject to inherent uncertainties, and there exists the possibility that the ultimate resolution of these matters could have a material adverse effect on our business, financial condition, results of operations or cash flows. For additional information, see “Note 7. Commitments and Contingencies” to our financial statements included in this Form 10-K.

Item 4.	Mine Safety Disclosures

None.

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PART II

Item 5.	Market for Registrants Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock has been traded on the Nasdaq Stock Market under the symbol “AUUD” since our IPO on February 17, 2021. Our Series A Warrants have been traded on the Nasdaq Stock Market under the symbol “AUUDW” since our IPO on February 17, 2021. As of March 29, 2024, there were approximately 138 holders of record of our common stock and 1 holder of record of our Series A warrants. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Recent Sales of Unregistered Securities

During the year ended December 31, 2023, all sales of unregistered securities by the Company have been previously reported on a Form 8-K or Form 10-Q.

Use of Proceeds

On February 16, 2021, the U.S. Securities and Exchange Commission declared effective our registration statement on Form S-1 (File No. 333-235891), as amended, filed in connection with our IPO. There has been no material change in the planned use of proceeds from our IPO from that described in the related prospectus dated February 16, 2021, filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act. As described in such IPO prospectus, we have used IPO proceeds to reduce our bank debt by $4.0 million, to fund a $2.0 million cash reserve to serve as collateral for our remaining $2.0 million of bank debt that replaced collateral previously provided by a related party, to pay down a significant percentage of our accounts payable as of December 31, 2020, and to pay deferred compensation owed to a related party.

In July 2021, certain holders of our publicly traded Series A Warrants exercised approximately 44,000 warrants for approximately 1.1 million shares of common stock at the cash exercise price of $113.4375 per share and as a result, we received additional cash proceeds of approximately $5.0 million. In addition, we paid the remaining $2.0 million, out of our restricted cash, to pay off and terminate our line of credit.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the period covered by this Annual Report.

Item 6.	[Reserved]

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements (prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and related notes included elsewhere in this Annual Report on Form 10-K (this “Form 10-K”). The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Form 10-K, particularly in the section entitled “Risk Factors.” Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer Auddia Inc. and its subsidiaries.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-skipping features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc. We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-free podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other radio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

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The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, we added faidrRadio, our exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including the deployment of the Company’s ad-reduction technology.

The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-reduction technology.

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in 2024, beginning with subscription plans to access ad-reduction in podcasts.

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The faidr mobile App is available today through the iOS and Android App stores.

We have funded our operations with proceeds from the February 2021 IPO, Series A warrants exercised in July 2021 and common share issuance during June of 2023. We also obtained debt financing through a related party during November 2022 and April 2023. In addition, we sold common shares during April 2023 and June 2023 pursuant to our equity line facility. Since its inception, we have incurred significant operating losses. Since inception we have incurred significant operating losses. As of December 31, 2023, we had an accumulated deficit of $80,517,841. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and commercialization of one or more of our Apps. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	nationally launch our faidr App and as we continue training our proprietary AI technology and make product enhancements;
•	continue to develop and expand our technology and functionality to advance the faidr app;
•	rollout our product on a national basis, which will include increasing our sales and marketing costs related to the promotion of our products. faidr promotion will include a combination of a) purchasing ads directly from broadcasters or b) participating broadcasters to promote without purchasing ads, but sharing a portion of subscription proceeds based on listening activity on those stations;
•	continue to pursue and complete potential acquisitions of other companies;
•	hire additional business development, product management, operational and marketing personnel;
•	continue market studies of our products; and
•	add operational and general administrative personnel which will support our product development programs, commercialization efforts and our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of December 31, 2023, we had cash of $804,556. The Company secured approximately $3.6 million in additional financing in February and March 2024. The Company had approximately $2.8 million in cash and approximately $4M million in debt due at March 31, 2024 and the Company is actively working to refinance the existing debt and raise additional capital, but cannot be certain of the outcome and timing. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. However, if we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

To accelerate user acquisition, revenue, and cash flow, the Company has explored numerous potential acquisition targets of AM/FM streaming aggregators over the past year and a half and continues to explore new opportunities. At present, the Company is in advanced active discussions with two potential targets and seeking to execute one or more agreements in the near term. These business development transactions would require additional funding.

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Recent Developments

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring retained users of a radio-streaming app, (2) bringing our proprietary ad-free products to that userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

Nasdaq Deficiency Notices

The Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in our Current Report on Form 8-K filed on November 28, 2023, we received a written notice from Nasdaq indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist the Company’s Common Stock from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Our hearing with the Panel occurred on January 18, 2024.

On November 21, 2023, we received a written notice from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In our quarterly report on Form 10-Q for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, did not satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice had no immediate impact on the listing of our common stock. Our hearing with the Panel occurred on January 18, 2024 and addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted the Company’s request for an exception to Nasdaq’s listing rules until April 22, 2024, to demonstrate compliance with all applicable continued listing requirements for the Nasdaq Capital Market.

On March 20, 2024, we received a letter from Nasdaq stating we had regained compliance with the minimum bid requirement. The Panel reminded us that although we regained compliance with the minimum bid requirement, we are also required to regain compliance with the equity requirement. Therefore, this matter will remain open until we demonstrate compliance with all requirements.

We intend to consider all options to regain and maintain compliance with all Nasdaq continued listing requirements.

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Reverse Share Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Impact of Inflation

We have recently experienced higher costs across our business as a result of inflation, including higher costs related to employee compensation and outside services. We expect inflation to continue to have a negative impact into 2024, and it is uncertain whether we will be able to offset the impact of inflationary pressures in the near term.

Components of our results of operations

Operating expenses

Direct costs of services

Direct cost of services consists primarily of costs incurred related to our technology and development of our Apps, including hosting and other technology related expenses. We expect our direct costs of services to increase in the future as we continue to develop and enhance our technology related to the faidr and podcasting Apps.

Sales and marketing

Our sales and marketing expenses consist primarily of salaries, direct to consumer promotional spend and consulting services, all of which are related to the sales and promotion performed during the period. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and development

Since our inception, we have focused significant resources on our research and development activities related to the software development of our technology. We account for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by our management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination. We expect to continue to incur research and development expenses and capitalization in the future as we continue to develop and enhance our faidr and podcasting Apps.

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General and administrative

Our general and administrative expenses consist primarily of salaries and related costs, including payroll taxes, benefits, stock-based compensation, and professional fees related to auditing, tax, general legal services, and consulting services. We expect our general and administrative expenses to continue to increase in the future as we right-size our operating activities and prepare for commercialization of our products and support our operations as a public company, including increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, directors and officers liability insurance premiums and investor relations activities.

Other income and expense

The other income and expense category primarily consists of interest expense attributed to the debt and conversion features of the Notes payable to related party.

Results of operations

Comparison of the Years ended December 31, 2023, and 2022

The following table summarizes our results of operations:

	Year Ended
	December 31, 2023	December 31, 2022	Change $
Revenue	$–	$–	–

Operating expenses:
Direct cost of services	181,679	180,690	989
Sales and marketing	1,096,106	1,673,692	(577,586)
Research and development	781,017	654,879	126,138
General and administrative	3,576,729	3,223,520	353,209
Depreciation and amortization	1,840,837	991,639	849,198
Total operating expenses	7,476,368	6,724,420	751,948
Loss from operations	(7,476,368)	(6,724,420)	(751,948)

Other (expense) income:
Interest expense	(1,331,128)	(173,027)	(1,158,101)
Interest income	–	1	(1)
Total other expense	(1,331,128)	(173,026)	(1,158,102)
Loss before income taxes	(8,807,4958)	(6,897,446)	(1,910,049)
Provision for income taxes	–	–
Net loss	$(8,807,495)	$(6,897,446)	(1,910,049)

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Revenue

Total revenues for the years ended December 31, 2023, and 2022 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct Cost of Services

Direct Cost of Services increased by $989 or 0.5% to $181,679 for the year ended December 31, 2023, compared to $180,690 for the year ended December 31, 2022. This remained relatively flat due to ongoing cost of services to maintain the faidr app.

Sales and marketing

Sales and marketing expenses decreased by $577,586 or 34.5% to $1,096,106 for the year ended December 31, 2023 compared to $1,673,692 for the year ended December 31, 2022. The decrease in sales and marketing expenses as of December 31, 2023 compared to December 31, 2022 was primarily attributed to reduced marketing promotion costs associated with the national launch of the faidr app. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and development

Research and development expenses increased by $126,138 or 19.3% to $781,017 for the year ended December 31, 2023 from $654,879 for the year ended December 31, 2022 primarily due to a reduction in the level of capitalized software expenses. We are continually developing enhancements to both our faidr and podcasting Apps and will continue capitalize software costs to the extent that such development qualifies for capitalization.

General and administrative

General and administrative expenses increased by $353,209 or 11.0% to $3,576,729 for the year ended December 31, 2023 compared to $3,223,520 for the year ended December 31, 2022. The increase resulted primarily from an increase in professional fees, such as, accounting and legal expenses.

Depreciation and amortization

Depreciation and amortization expenses increased by $849,198 or 85.6% to $1,840,837 for the year ended December 31, 2023 compared to $991,639 for the year ended December 31, 2022. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other expense, net

Total other expenses increased by $1,158,102 to $1,331,128 for the year ended December 31, 2023 compared to $173,026 for the year ended December 31, 2022. The increase is related to actual and imputed interest expense attributed to the Secured Bridge Notes issued during November of 2022 and April 2023.

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Income taxes

Since our inception in 2012, until the corporate conversion in February 2021, we were organized as a Colorado limited liability company for federal and state income tax purposes and treated as a partnership for U.S. income tax purposes. As such, we were not viewed as a taxpaying entity in any jurisdiction and do not require a provision for income taxes. Each member of our company was responsible for the tax liability, if any, related to its proportionate share of our taxable income.

Effective on February 16, 2021, we became treated as a corporation for U.S. income tax purposes and thus became subject to U.S. federal, state and local income taxes and are be taxed at the prevailing corporate tax rates. Among other things, we may begin to generate net operating losses at the corporate level.  We will account for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements but have not been reflected in taxable income. A valuation allowance is established to reduce deferred tax assets to its estimated realizable value, which is zero based on our operating history.

Going Concern

Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured approximately $3.6 million in additional financing in February and March 2024. The Company had approximately $2.8 million in cash and approximately $4.0 million in debt due at March 31, 2024 and the Company is actively working to refinance the existing debt and raise additional capital, but cannot be certain of the outcome and timing. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Liquidity and Capital Resources

Sources of liquidity

We have incurred operating losses since our inception and have an accumulated deficit as a result of ongoing efforts to develop and commercialize our faidr app and podcasting apps. As of December 31, 2023, and 2022 we had cash of $804,556 and $1,661,434, respectively. We have a deficiency in working capital in the amount of approximately $3.1 million at December 31, 2023. We anticipate that operating losses and net cash used in operating activities will increase over the next 12 months as we continue to develop and market our products. Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured approximately $3.6 million in additional financing in February and March 2024. The Company had approximately $2.8 million in cash and approximately $4.0 million in debt due at March 31, 2024 and the Company is actively working to refinance the existing debt and raise additional capital, but cannot be certain of the outcome and timing. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Interim Bridge Financings

As previously disclosed, on November 14, 2022, we entered into a Secured Bridge Note (“Prior Note”) financing with one of our accredited investors, a significant existing shareholder of the Company. We received $2,000,000 of gross proceeds from the Prior Note financing.

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On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with the same accredited investor from the Prior Note financing. We received $750,000 of gross proceeds from the New Note financing. The New Note was issued with a principal amount of $825,000, 10% interest rate and a maturity date on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity of the New Note, the accredited investor, or our lender, has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock at a fixed conversion price of $15.25 per share.

In connection with the New Note financing, we issued 26,000 common stock warrants to the accredited investor with a five-year term and a fixed $15.25 per share exercise price, from which 13,000 of these common stock warrants are exercisable immediately. The remaining 13,000 common stock warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note. As of July 31, 2023, we extended the maturity date of the New Note to November 30, 2023. Upon the July 31, 2023 extension, the interest rate on the New Note increased to 20% from 10%, and the remaining portion of the 13,000 common stock warrants became exercisable. As of November 30, 2023, we extended the maturity date of the Prior Note and New Note to March 31, 2024. All terms of the Prior Note and New Note, such as interest rate and exercisable common stock warrants remained the same. The accredited investor did not exercise the common stock warrants as of December 31, 2023 or subsequent to December 31, 2023 and as of the date of this filing.

Further, in connection with the New Note financing, the parties agreed to make certain amendments to the Prior Note financing. Specifically, the parties agreed to cancel the 12,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, issued the investor common stock warrants for 24,000 common shares with an exercise price of $15.25 per common share and a five-year term. From the newly issued 24,000 common stock warrants, 12,000 common stock warrants were exercisable immediately, while the other 12,000 common stock warrants became exercisable at the time of extension of the maturity date of the Prior Note during May of 2023.

In order for the accredited investor to receive common shares from a conversion or exercise of the common stock warrants, an approval is required from the shareholders, if the number of common shares to be issued to the accredited investor, when aggregated with all other shares of common stock beneficially or deemed beneficially owned by the accredited investor would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

Equity Line Sales of Common Stock

On November 14, 2022, we entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

On April 17, 2023 and April 20, 2023, we closed on two sales of Common Stock under the White Lion Purchase Agreement. We issued an aggregate of 78,489 common shares and received aggregate proceeds of approximately $1.12 million.

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Replacement Equity Line with White Lion

On November 6, 2023, we entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, we have the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion.

From February 15, 2024 through March 19, 2024, the Company has sold 1,340,000 shares to White Lion for total proceeds of $3,606,508. We currently have an effective registration statement that registers for resale by White Lion up to 765,263 shares of common stock that we may issue to White Lion under the Equity Line Purchase Agreement. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

Cash Flow Analysis

Our cash flows from operating activities have historically been significantly impacted by revenues received, our investment in sales and marketing to drive growth, and research and development expenses. Our ability to meet future liquidity needs will be driven by our operating performance and the extent of continued investment in our operations. Failure to generate sufficient revenues and related cash flows could have a material adverse effect on our ability to meet our liquidity needs and achieve our business objectives.

The following table summarizes the statements of cash flows for the years ended December 31, 2023, and 2022:

Cash Flow Analysis	Year Ended December 31,
	2023	2022
Net cash provided by (used in):
Operating activities	(4,504,207)	(4,752,750)
Investing activities	(1,031,566)	(1,931,107)
Financing activities	4,678,895	2,000,000
Change in cash	(856,878)	(4,683,857)

Operating Activities

Cash used in operating activities for the year ended December 31, 2023, was $4,504,207, primarily resulting from our net loss of $8,807,496 and change in working capital of $554,983 related to an increase in accounts payable and accrued liabilities, offset by non-cash charges of $3,748,306 related to depreciation and amortization, share based compensation expense, and finance charges associated with the debt issuance costs of the Secured Bridge Notes. Cash used in operating activities for both periods consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Cash used in operating activities for the year ended December 31, 2022, was $4,752,750, primarily resulting from our net loss of $6,897,446, partially offset by non-cash charges of $2,131,362.

Investing Activities

Cash flows used in investing activities for the years ended December 31, 2023, and December 31, 2022, consisting primarily of capitalization of software development expenses of $1,029,157 and $1,927,298, respectively.

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Financing Activities

Cash flows generated in financing activities for the year ended December 31, 2023 was $4,678,895 and related primarily to cash proceeds from the issuance of common shares of $4,016,523 and proceeds from related party debt of $750,000.

Cash flows provided by financing activities for the year ended December 31, 2022 of $2,000,000 was associated with the proceeds from the secured bridge note financing in November 2022.

Funding Requirements

We historically have incurred significant losses and negative cash flows from operations since our inception and had an accumulated deficit of $80,543,330 and $71,735,834 as of December 31, 2023 and December 31, 2022, respectively. As of December 31, 2023, and December 31, 2022, we had cash of $804,556 and $1,661,434, respectively. Our cash is comprised primarily of demand deposit accounts and money market funds. The Company secured approximately $3.6 million in additional financing in February and March 2024. The Company had approximately $2.8 million in cash and approximately $4.0 million in debt due at March 31, 2024 and the Company is actively working to refinance the existing debt and raise additional capital, but cannot be certain of the outcome and timing. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the development, and marketing and promotion of faidr. In addition, we expect to continue to incur additional costs associated with operating as a public company, including legal, accounting, investor relations and other expenses. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, progress, results, and costs related to the market acceptance of our products
•	the ability to attract podcasters and content creators to faidr and retain listeners on the platform
•	the costs, timing, and ability to continue to develop our technology
•	effectively addressing any competing technological and market developments
•	avoiding and defending against intellectual property infringement, misappropriation and other claims

Contractual Obligations

The following table summarizes our contractual obligations not on our Balance Sheet as of December 31, 2023, and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Operating lease commitments:
Office lease (1)	$114,085	$24,447	$74,903	$14,735	$–
Total operating lease commitments	$114,085	$24,447	$74,903	$14,735	$–

(1)	Represents minimum payments due for the lease of the month-to-month office space of $1,600 for three months and base rent under the operating lease commencing on April 1, 2024.

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Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we continually evaluate our estimates and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results may materially differ from these estimates made by management under different assumptions and conditions.

Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position, are described below. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination. Software development costs of $1,029,157 and $1,927,298 were capitalized in 2023 and 2022, respectively. Amortization expense of capitalized software development costs were $1,815,447 and $956,144 for the years ended December 31, 2023, and 2022, respectively and are included in depreciation and amortization expense.

Equity-based compensation

Certain of our employees and consultants have received grants of common shares in our company. These awards are accounted for in accordance with guidance prescribed for accounting for equity-based compensation. Based on this guidance and the terms of the awards, the awards are equity classified. The common shares receive distributions if any in an order of priority in accordance with our limited liability company agreement.

The fair value of each award is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, and the risk-free interest rate over the expected life of the option. The expected volatility was determined considering comparable companies historical stock prices as a peer group for the fiscal year the grant occurred and prior fiscal years for a period equal to the expected life of the option. The risk-free interest rate was the rate available from the St. Louis Federal Reserve Bank with a term equal to the expected life of the option. The expected life of the option was estimated based on a mid-point method calculation.

Prior to our IPO in February 2021, we were a private company with no active public market for our common equity. Therefore, we have periodically determined the overall value of our company and the estimated per share fair value of our common equity at their various dates using contemporaneous valuations performed with the assistance of a third-party specialist and in accordance with the guidance outlined in the American Institute of CPA’s Practice Aid.

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Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Interest rate sensitivity

We had cash and cash equivalents totaling $804,556 as of December 31, 2023. These amounts are invested primarily in demand deposit accounts and money market funds. We consider all highly liquid debt instruments purchased with a maturity of three months or less and SEC-registered money market mutual funds to be cash equivalents. The primary objectives of our investing activities are capital preservation, meeting our liquidity needs and, with respect to investing client funds, generating interest income while maintaining the safety of principal. We do not enter into investments for trading or speculative purposes.

Our cash equivalents are subject to market risk due to changes in interest rates. The market value of fixed rate securities may be adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates.

Item 8.	Financial Statements and Supplementary Data

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Auddia, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Auddia, Inc. (the Company) as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in stockholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Retrospective Adjustment for Reverse Stock Splits

We have audited the adjustments to the 2022 financial statements to retrospectively apply the effects of the reverse stock split, as described in Notes 1 and 9. In our opinion, such retrospective adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 financial statements of the Company other than with respect to these retrospective adjustments for the reverse stock split and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements taken as a whole.

/s/ Haynie & Company

Haynie & Company

Littleton, Colorado

April 1, 2024

We have served as the Company’s auditor since 2023.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Auddia Inc.

Boulder, Colorado

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the effects of the reverse stock split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), the accompanying balance sheet of Auddia Inc. (the “Company”) at December 31, 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the retrospective effect of the Stock Split described in Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies – Reverse Stock Split (Reverse Stock Split), and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments and disclosures are appropriate and have been properly applied. Those adjustments and disclosures were audited by Haynie & Company. (The 2022 financial statements before the effects of the adjustments discussed in Note 1 – Reverse Stock Split and the disclosures described in Note 6 – Share-based Compensation, Note 7 – Equity Financing – Warrants, and Note 9 – Net Loss Per Share are not presented herein).

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in working capital and shareholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the audit of the December 31, 2022 financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessment

As described in Notes 1 and 2 to the financial statements, the Company has software development costs of approximately $4.1 million at December 31, 2022. No directly observable market inputs are available to measure the fair value to determine if the asset is recoverable. Therefore, an estimate is derived indirectly and is based on a mix of cash flow and market models. The estimate that management used in calculating the fair values depend on assumptions specific to the nature of the markets in which its product operates with regard to the amount and timing of projected future revenues, operating cash flows, long-term subscriber demand forecasts, actions of competitors (competing content), capital expenditures, and future tax rates.

The principal considerations for our determination that performing procedures relating to the intangible assets impairment assessment is a critical audit matter are the significant judgment by management when developing the fair value of the intangible assets. This led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the valuation techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and evaluating whether the assumptions used by management were reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida

March 20, 2023

We served as the Company’s auditor from 2020 to March 2023.

F-3

Auddia, Inc.

Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$804,556	$1,661,434
Accounts receivable, net	494	137
Prepaid insurance	28,993	–
Total current assets	834,043	1,661,571

Non-current assets:
Property and equipment, net of accumulated depreciation	18,099	41,080
Software development costs, net of accumulated amortization	3,347,935	4,134,225
Deferred offering costs	170,259	222,896
Prepaids and other non-current assets	32,712	51,754
Total non-current assets	3,569,005	4,449,955
Total assets	$4,403,048	$6,111,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$911,664	$324,138
Notes payable to related party, net of debt issuance costs	3,025,000	1,775,956
Stock awards liability	45,964	161,349
Total current liabilities	3,982,628	2,261,443
Total liabilities	3,982,628	2,261,443

Commitments and contingencies (Note 5)

Shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 authorized and 0 shares issued and outstanding	–	–
Common stock - $0.001 par value, 100,000,000 authorized and 854,162 and 506,198 shares issued and outstanding December 31, 2023 and December 31, 2022, respectively (1)	854	506
Additional paid-in capital	80,962,896	75,585,411
Accumulated deficit	(80,543,330)	(71,735,834)
Total shareholders' equity	420,420	3,850,083
Total liabilities and shareholders' equity	$4,403,048	$6,111,526

(1)	The Company’s common stock outstanding as of December 31, 2023 and 2022 has been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-4

Auddia, Inc.

Statements of Operations

	Year Ended
	December 31,
	2023	2022
Revenue	$–	$–

Operating expenses:
Direct cost of services	181,679	180,690
Sales and marketing	1,096,106	1,673,692
Research and development	781,017	654,879
General and administrative	3,576,729	3,223,520
Depreciation and amortization	1,840,837	991,639
Total operating expenses	7,476,368	6,724,420
Loss from operations	(7,476,368)	(6,724,420)

Other (expense) income:
Interest expense	(1,331,128)	(173,027)
Interest income	–	1
Total other expense	(1,331,128)	(173,026)
Loss before income taxes	(8,807,496)	(6,897,446)
Provision for income taxes	–	–
Net loss	$(8,807,496)	$(6,897,446)

Net loss per share attributable to common stockholders
Basic and diluted	$(12.93)	$(13.79)

Weighted average common shares outstanding (1)
Basic and diluted	681,229	500,095

(1)	The Company’s weighted average common shares outstanding for the years ended December 31, 2023 and 2022 have been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-5

Auddia Inc.

Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2023 and 2022

Year Ended December 31, 2023

	Common Stock (1)		Additional
	Number of Shares	Par Value	Paid-In- Capital (1)	Accumulated Deficit	Total

Balance, December 31, 2022	506,198	$506	$75,585,411	$(71,735,834)	$3,850,083

Issuance of common shares, net of costs	283,861	284	3,963,601	–	3,963,885
Adjustments related to reverse stock split	56,310	56	(56)	–	–
Exercise of Restricted Stock Units	7,830	8	(8)	–	–
Issuance of warrants	–	–	383,004	–	383,004
Share-based compensation	–	–	1,025,420	–	1,025,420
Revaluation of share-based compensation liability	–	–	5,524	–	5,524
Cancelled shares	(37)	–	–	–	–
Net loss	–	–	–	(8,807,496)	(8,807,496)
Balance, December 31, 2023	850,303	$854	$80,962,896	$(80,543,330)	$420,420

Year Ended December 31, 2022

	Common Stock (1)		Additional
	Number of Shares	Par Value	Paid-In- Capital (1)	Accumulated Deficit	Total
Balance, December 31, 2021	496,657	$496	$74,248,830	$(64,838,389)	$9,410,937

Issuance of common shares	5,607	6	222,889	–	222,896
Issuance of warrants	–	–	361,878	–	361,878
Exercise of restricted stock units and warrants	3,934	4	(4)	–	–
Reclassification of share-based compensation award to liability	–	–	(250,071)	–	(250,071)
Share-based compensation	–	–	1,001,889	–	1,001,889
Net loss	–	–	–	(6,897,446)	(6,897,446)
Balance, December 31, 2022	506,198	$506	$75,585,411	$(71,735,834)	$3,850,083

(1)	The Company’s changes in stockholders’ equity for the years ended December 31, 2023 and 2022 has been retroactively restated for the effect of the 25-for-1 reverse stock split.

See Accompanying Notes to Financial Statements.

F-6

Auddia Inc.

Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,807,496)	$(6,897,446)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Finance charge associated with debt issuance cost	882,049	137,834
Depreciation and amortization	1,840,837	991,639
Share-based compensation expense	1,025,420	1,001,889
Change in assets and liabilities:
Accounts receivable	(357)	(50)
Prepaid insurance	(28,994)	–
Prepaids and other non-current assets	19,042	1,164
Accounts payable and accrued liabilities	565,292	12,220
Net cash used in operating activities	(4,504,207)	(4,752,750)

Cash flows from investing activities:
Software capitalization	(1,029,157)	(1,927,298)
Purchase of property and equipment	(2,409)	(3,809)
Net cash used in investing activities	(1,031,566)	(1,931,107)

Cash flows from financing activities:
Proceeds from issuance of promissory notes payable, net of OID	–	2,000,000
Net settlement of share-based compensation liability	(87,628)	–
Proceeds from related party debt	750,000	–
Proceeds from issuance of common shares	4,016,523	–
Net cash provided by financing activities	4,678,895	2,000,000

Net decrease in cash	(856,878)	(4,683,857)

Cash, beginning of year	1,661,434	6,345,291

Cash and restricted cash, end of year	$804,556	$1,661,434

Supplemental disclosures of cash flow information:
Cash paid for Interest	$6,000	$7,082

Supplemental disclosures of non-cash activity:
Reclassification of deferred offering cost	$52,637	$–
Original issue discount and issuance of warrants on related party debt	$458,004	$–

See Accompanying Notes to Financial Statements.

F-7

Auddia Inc.

Notes to Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Auddia Inc., (the “Company”, “Auddia”, “we”, “our”) is a technology company that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. The Company is incorporated in Delaware and headquartered in Colorado.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Reverse Stock Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split will not change the authorized number of shares of the Company’s common stock. No fractional shares will be issued and any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares will receive one share of stock.

The reverse stock split will apply to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

F-8

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to valuation of capital stock, warrants and options to purchase shares of the Company's common stock, and the estimated recoverability and amortization period for capitalized software development costs. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2023 or 2022.

The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At December 31, 2023 and December 31, 2022, the Company had $554,556 and $1,411,434, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable.

The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies.

Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are considered impaired and expensed during the period of such determination. Software development costs of $1,029,157 and $1,927,298 were capitalized for the years ended December 31, 2023, and 2022, respectively. Amortization of capitalized software development costs were $1,815,447 and $956,144 for the years ended December 31, 2023 and 2022, respectively and are included in depreciation and amortization expense.

F-9

Deferred Offering Costs

In November 2022, the Company entered into a Common Stock Purchase Agreement. Pursuant to such, the Company has the right, but not the obligation, to require the investor to purchase up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company common stock, subject to eligibility under the Company’s Form S-3. The Company’s right to sell shares under this agreement extends to December 2023. In consideration for the commitments by the investor under the agreement, the Company issued 5,607 shares of common stock to the investor. The Company recognized $222,896 of deferred offering costs relating to the issuance of these shares.

Long-Lived Assets

The Company reviews its tangible and limited lived intangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. If a potential impairment is indicated, the Company compares the carrying amount of the asset to the undiscounted future cash flows associated with the asset. In the event the future cash flows are less than their carrying value, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company determined long-lived assets were not impaired at December 31, 2023 and 2022.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

Prior to the Company’s conversion to a Delaware corporation in February 2021, the Company was a limited liability company and had elected to be treated as a pass-through entity for income tax purposes. Accordingly, taxable income and losses of the Company were reported on the income tax returns of its members, and no provision for federal income taxes have been recorded in the accompanying financial statements. Had the Company been a taxable entity, no provision for income taxes would have been recorded as the Company has sustained losses since inception.

Revenue Recognition

Revenue will be measured according to Accounting Standards Codification (“ASC”) 606, Revenue – Revenue from Contracts with Customers, and will be recognized based on consideration specified in a contract with a customer and will exclude any sales incentives and amounts collected on behalf of third parties. We will recognize revenue when we satisfy a performance obligation by transferring control over a service or product to a customer. We will report revenues net of any tax assessed by a governmental authority that is both imposed on, and concurrent with, a specific revenue-producing transaction between a seller and a customer in our statements of operations. Collected taxes, if applicable, will be recorded within other current liabilities until remitted to the relevant taxing authority.

Subscriber revenue will consist primarily of subscription fees and other ancillary subscription-based revenues. Revenue is recognized on a straight-line basis when the performance obligations to provide each service for the period are satisfied, which is over time as our subscription services are continuously available and can be consumed by customers at any time. There is no revenue recognized for unpaid trial subscriptions.

Customers may pay for the services in advance of the performance obligation and therefore these prepayments are recorded as deferred revenue. The deferred revenue is recognized as revenue in our statement of operations as the services are provided.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2023, and December 31, 2022 was $585,876 and $760,940, respectively.

F-10

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees, directors, and consultants and recognizes the compensation expense for share-based awards based on the estimated fair value of the awards on the date of grant.

Compensation expense for all share-based awards is based on the estimated grant-date fair value and recognized in earnings over the requisite service period (generally the vesting period). The Company records share-based compensation expense related to non-employees over the related service periods.

Net Loss per Share

Basic loss per share common share is calculated based on the weighted-average number of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Potential common shares are composed of shares of common issuable upon the exercise of options and warrants.

Liquidity, Capital Resources and Going Concern

Our existing cash of $804,556 at December 31, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company secured approximately $3.6 million of additional financing in February and March 2024, but will need to obtain additional financing to pay off debt and to extend current operations into the second quarter of 2024 (see Note 10). The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies.

F-11

Note 2 – Property & Equipment and Software Development Costs

Property and equipment and software development costs consisted of the following as of:

	December 31, 2023	December 31, 2022

Computers and equipment	$102,348	$99,939
Furniture	7,263	7,262
Accumulated depreciation	(91,512)	(66,121)
Total property and equipment, net	$18,099	$41,080
	–

Software development costs	$7,655,206	$6,626,049
Accumulated amortization	(4,307,271)	(2,491,824)
Total software development costs, net	$3,347,935	$4,134,225

The Company recognized depreciation expense of $25,391 and $35,495 for the years ended December 31, 2023, and 2022, respectively related to property and equipment and amortization expense of $1,815,447 and $956,144 for the years ended December 31, 2023 and 2022, respectively related to software development costs.

Note 3 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31, 2023	December 31, 2022

Accounts payable and accrued liabilities	$424,510	$289,955
Credit cards payable	16,975	6,072
Accrued interest	470,179	28,111
	$911,664	$324,138

F-12

Note 4 – Notes Payable to Related Party, net of debt issuance costs

During November 2022, the Company entered into a Secured Bridge Note (the “Prior Note”) financing with an accredited investor and existing shareholder of the Company. The Prior Note had a principal amount of $2,200,000, including an original issue discount of $200,000. The Prior Note bore interest at an annual stated interest rate of 10% with an original maturity date of May of 2023. The Prior Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $30.75 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares. The Company had the option to extend the maturity date by six months to November 2023. In the event of an extension, the Company will issue additional warrants, and the interest rate on the Note will increase to 20%.

In connection with the Prior Note financing, the Company issued 12,000 common stock warrants with a five-year term at an exercise price of $52.50 per share. At the time of issuance, the common stock warrants were valued at $361,878 and recorded as a debt discount to the Prior Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company entered into an additional Secured Bridge Note (the “New Note”) financing with the same accredited investor and significant existing shareholder. The New Note had a principal amount of $825,000, including an original issue discount of $75,000. The New Note bore interest at an annual stated interest rate of 10% with an original maturity date of July 2023. The New Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert the original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $52.50 per share. The conversion option was available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. The embedded conversion option was not accounted for separately, in accordance with the guidance outlined in ASC 815-40, as it was considered indexed to the Company’s shares.

In connection with the New Note financing, the Company issued 26,000 common stock warrants with a five-year term at an exercise price of $52.50 per share, from which 13,000 common stock warrants were exercisable immediately and were exercisable in the event that the loan term is extended. At the time of issuance, the common stock warrants were valued at $252,940, which was recorded as an additional debt discount to the New Note. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

During April 2023, the Company also modified the terms of the Prior Note and cancelled the original 12,000 common stock warrants issued with the Prior Note. The Company recognized the modification in accordance with ASC 815-40-35, which resulted in the recognition of debt discount in the amount of $35,981. In lieu of the cancelled common stock warrants, the Company issued 24,000 new common stock warrants with a five-year term at an exercise price of $52.50 per share. From the newly issued 24,000 new common stock warrants, 12,000 common stock warrants were fully vested and immediately exercisable, while the remaining 12,000 common stock warrants remained unvested. The issued common stock warrants were classified as equity as they were indexed to the Company’s shares in accordance with ASC 815-40.

In May of 2023, the Company renegotiated with the lender an extension of the maturity date of the Prior Note for six months to November 2023 with an increased annual interest rate of 20% and issued an additional 12,000 common stock warrants to the lender. The additional common stock warrants were valued at $94,083 and recorded as an additional debt discount. The issued common stock warrants were classified in equity as they were considered indexed to the Company’s shares in accordance with ASC 815-40. In connection with this extension, the 12,000 outstanding unvested warrants became vested and exercisable.

On July 31, 2023, the Company extended the maturity date of the New Note to November 30, 2023. In connection with such extension, 13,000 outstanding unvested common stock warrants became vested and exercisable. There was no change in the application of the accounting under ASC 815-40.

F-13

As of December 31, 2023, and December 31, 2022, the balance of the Prior Note, net of debt issuance costs, was $2,200,000 and $1,775,956, respectively. Interest expense related to the Prior Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the year ended December 31, 2023, was $868,084. As of December 31, 2023, the balance of the New Note issued in April 2023, net of debt issuance costs, was $825,000. Interest expense related to the New Note, including interest incurred, amortization of the debt discount, and the warrant amortization for the year ended December 31, 2023 was $457,044.

The Company is currently in discussions with the accredited investor regarding an agreement where (i) the Company would agree to repay the $2.75 million principal of the bridge financing out of the proceeds of a next round financing, and (ii) the accrued interest and original issue discount on the bridge financing would be converted into equity securities.

Note 5 – Commitments and Contingencies

Operating Lease

In April 2021, the Company entered into a lease agreement for office space in Boulder, Colorado comprising 8,639 square feet. The lease commenced on May 15, 2021, and terminated after 12 months. The Company subsequently extended the lease through November 2022. In November 2022, the Company amended the lease, reducing the square footage rented to 2,160 with a base rent of $4,018 per month, which expired on December 14, 2023. Rent expense, as part of general and administrative expenses as included in the Condensed Statement of Operations, was $61,724 and $104,223 for the years ended December 31, 2023, and 2022, respectively.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. There are no active litigations as of the date the financial statements were issued. However, a pre-IPO investor has contacted the Company claiming damages caused by alleged acts and omissions arising from a private financing by the Company. No complaint has been filed by the investor. The alleged damages asserted by the investor are less than approximately $300,000. The outcome of the complaint was neither probable or estimable as of the date the financial statements were issued.

Note 6 - Share-based Compensation

Stock Options

The following table presents the activity for stock options outstanding:

	Options	Weighted Average Exercise Price
Outstanding - December 31, 2021	60,192	$74.00
Granted	27,325	36.50
Forfeited/canceled	(20,990)	65.75
Exercised	–	–
Outstanding - December 31, 2022	66,527	$61,13
Granted	26,708	11.42
Forfeited/canceled	(8,358)	37.76
Exercised	–	–
Outstanding - December 31, 2023	84,877	$47.79

F-14

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding **			Options Exercisable **
Exercise Prices	Number	Price	Life*	Number	Price*
$67.50	891	$67.50	0.50	891	$67.50
$72.50	2,125	$72.50	3.86	2,125	$72.50
$106.50	6,848	$106.50	5.48	6,848	$106.50
$69.75	30,888	$69.75	6.98	22,125	$69.75
$44.75	7,850	$44.75	7.71	4,025	$44.75
$30.25	15,575	$30.25	8.70	11,682	$30.25
$9.90	2,000	$9.90	9.44	–	$9.90
$6.25	18,700	$6.25	9.96	–	$6.25
Total - December 31, 2023	84,877			47,696

________________________

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.
**	The Company’s options summarized above have been retroactively restated for the effect of the 25-for-1 reverse stock split.

During the year ended December 31, 2023, the Company granted 26,708 stock options to certain executives and key employees. Under the terms of the option agreements, the options are subject to certain vesting requirements.

The assumptions used in the Black-Scholes valuation method for these options which were issued in 2023 is as follows:

Risk free interest rate	3.76% - 4.24%
Expected term (years)	6.22 - 6.38
Expected volatility	77% - 8.8%
Expected dividends	0%

These assumptions listed above for 2023 were derived using i) the risk free interest rate published by the federal reserve on the date of grant, ii) the expected term used is the average of the contractual term plus the weighted average vesting term, iii) the volatility was derived using rates from third-party valuation reports of other financial instruments for the applicable quarter and iv) the expected dividends rate used is taken from the applicable option award agreement.

Restricted Stock Units

The following table presents the activity for restricted stock units outstanding:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2021	16,980	$–
Granted	11,319	–
Forfeited/canceled	(1,815)	–
Exercised	(3,930)	44.75
Outstanding - December 31, 2022	22,554	$53.61
Granted	1,500	31.00
Forfeited/canceled	(4,734)	45.66
Exercised	(7,830)	45.66
Outstanding - December 31, 2023	11,490	$59.36

During the year ended December 31, 2023, the Company granted 1,500 restricted stock units. Under terms of the restricted stock agreements, the restricted stock units are subject to certain vesting requirements.

The Company recognized share-based compensation expense related to stock options and restricted stock units of $1,025,420 and $1,001,889 for the years ended December 31, 2023 and 2022, respectively. The remaining unvested share-based compensation expense of $717,274 is expected to be recognized over the next 48 months.

F-15

Note 7 – Equity Financings

Equity Line Sales of Common Stock

On November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

In April 2023 and June 2023, the Company closed on three sales of Common Stock under the White Lion Purchase Agreement. As a result, the Company issued an aggregate of 94,461 common shares and received aggregate proceeds of approximately $1.3 million.

Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes.

The aggregate number of shares of common stock that the Company can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares) may in no case exceed 100,068 shares of the common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the White Lion Purchase Agreement) (the “Exchange Cap”), unless shareholder approval is obtained to issue purchase shares above the Exchange Cap, in which case the Exchange Cap will no longer apply.

The Company recognized all offering costs related to the equity line of credit as deferred offering costs in accordance with the guidance in ASC 835-30-S45.

Sale of Common Shares (S-3 offering)

In June 2023, the Company sold 189,400 shares of common stock in a registered public offering with net proceeds of $2.7 million.

Replacement Equity Line with White Lion

On November 6, 2023, the Company entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion. See Note 10 for subsequent activity related to the equity line with White Lion.

F-16

Warrants

The following table presents the activity for warrants outstanding:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2021	166,890	$120
Granted	12,000	$52.50
Forfeited/cancelled/restored	–	$–
Exercised	(6)	$21.75
Outstanding - December 31, 2022	178,884	$115.50
Granted	38,000	$15.25
Forfeited/cancelled/restored	–	$–
Exercised	–	$–
Outstanding - December 31, 2023	216,884	$96.00

During the year ended December 31, 2022, in connection with the issuance of the Prior Note, the Company issued 12,000 warrants to purchase shares of common stock at the exercise price of $52.50 per share.

During the year ended December 31, 2022, 6 warrants were exercised using the cashless option into 4 shares of common stock.

During the year ended December 31, 2023, in connection with the New Note financing, the Company issued 26,000 warrants to purchase shares of common stock at the exercise price of $15.25 per share.

During the year ended December 31, 2023, in connection with the modification of the Prior Note, the Company cancelled the original 12,000 common stock warrants and issued 24,000 new common stock warrants at an exercise price of $15.25 per share.

F-17

Note 8 – Income Taxes

For the year ended December 31, 2023 and 2022, the Company recorded no income tax benefit for the net operating losses incurred during the year, due to the uncertainty of realizing a benefit from those items.

The following is a reconciliation of the statutory federal income tax rate to the effective tax rate reported in the financial statements:

	2023	2022
U.S. federal statutory rate	21.0%	21.0%
Effects of:
State and local taxes, net of federal benefit	4.5%	4.5%
Prior year true-ups	(1.0)%	(0.6)%
Other	(0.1)%	(0.5)%
Change in valuation allowance	(24.4)%	(24.4)%
Effective rate	– %	– %

Significant components of the Company’s deferred tax assets as of December 31, 2023 and 2022 are summarized below.

	2023	2022
Deferred tax assets:
Federal net operation losses	$4,135,331	$2,324,319
State net operation losses	713,407	397,846
Stock based compensation	731,311	618,691
Other assets	12,773	12,772
Total deferred tax assets	5,592,822	3,353,628

Deferred income tax liabilities:
Capitalized software	(742,450)	(556,492)
Property & equipment	(4,451)	(10,103)
Total deferred tax liabilities	(746,901)	(566,595)

Net deferred tax assets	4,845,921	2,787,033

Valuation allowance	(4,845,921)	(2,787,033)

Net deferred tax asset, net of valuation allowance	$–	$–

F-18

For the year ended December 31, 2023, the Company has federal and state net operating loss carryforwards of $19,692,052 and $19,692,052, respectively.

The federal net operating loss carryforwards do not have an expiration, however, are limited to 80% of the excess of taxable income over the total net operating loss deduction. The state net operating loss carryforwards will conform to the federal provisions.

After weighing all available positive and negative evidence for the periods ended December 31, 2023 and 2022, the Company has recorded a valuation allowance of $4,845,921 and $2,787,033, respectively.

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions should be recorded. The analysis involves considerable judgement and is based on the best information available. For the periods ended December 31, 2023 and 2022, the Company is not aware of any positions which require an uncertain tax position liability.

The Company is subject to taxation in the United States and Colorado. The statute of limitations on the initial tax return filed for 2021 tax year will expire in 2025 for federal and in 2026 for state jurisdictions.

Note 9 – Net Loss Per Share

Basic net loss per share is computed by dividing net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, to each class of stockholder’s stock outstanding during the period. For the calculation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans.

Reverse Stock Split

On February 26, 2024, the Company effected a 1-for-25 reverse stock split of its common stock. The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans. All weighted average share amounts have been retroactively adjusted for the reverse stock split.

As of December 31, 2023, and 2022, 265,079 and 252,750, respectively of potentially dilutive weighted average shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Note 10 – Subsequent Events

Management evaluated subsequent events and transactions that occurred after the balance sheet date, up to the date that the financial statements were issued. Based upon this review, other than as set forth below, management did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

In March 2024, the parties mutually agreed to terminate the RFM Purchase Agreement.

F-19

Reverse Share Split

The Company filed an amendment to its Certificate of Incorporation with the Secretary of State in Delaware which became effective as of 5:00 P.M. Eastern Time on February 26, 2024. As a result, every twenty-five (25) issued shares of common stock were automatically combined into one share of common stock.

Shares of the Company’s common stock were assigned a new CUSIP number (05072K 206) and began trading on a split-adjusted basis on February 27, 2024.

The reverse stock split did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Therefore, stockholders with less than 25 shares received one share of stock.

The reverse stock split applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Equity Line

From February 15, 2024 through March 19, 2024, the Company has sold 1,340,000 shares to White Lion for total proceeds of $3,606,508. The Company currently has an effective registration statement that registers for resale by White Lion up to 765,263 shares of common stock that may be issued to White Lion under the Equity Line Purchase Agreement. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of the Company’s common stock.

Nasdaq Compliance

On March 20, 2024, the Company received a letter from Nasdaq stating it had regained compliance with the minimum bid requirement. The Panel reminded the Company that although it regained compliance with the minimum bid requirement, it is also required to regain compliance with the equity requirement. Therefore, this matter will remain open until the Company demonstrates compliance with all requirements.

Operating Lease

On March 25, 2024, the Company entered into a new 37-month operating lease commencing on April 1, 2024 with two separate two year renewal options. The monthly base rent for months two through 14 is $2,456, increasing to $3,070 for months 15 through 26, and ending at $3,684 for months 27 through 37.

F-20

Item 9.	Changes and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. In designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we are required to perform an evaluation of our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Exchange Act, as of December 31, 2023.

Management has completed such evaluation and has concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is appropriate to allow timely decisions regarding required disclosures. As a result of the material weakness in internal controls over financial reporting described below, we concluded that our disclosure controls and procedures as of December 31, 2023 were not effective.

Management’s Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our principal executive and principal financial officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with GAAP.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K under the Securities Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies. Additionally, this Report does not contain an attestation report of our registered public accounting firm regarding internal control over financial reporting since the Company, as a smaller reporting company and non-accelerated filer, is not required to provide such report.

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Material Weaknesses in Internal Control over Financial Reporting

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2023 based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has determined that our internal control over financial reporting as of December 31, 2023 was not effective.

A material weakness, as defined in the standards established by Sarbanes-Oxley, is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The ineffectiveness of our internal control over financial reporting was due to the following material weaknesses, which we identified during the course of preparing financial statements to meet the requirements of our IPO, and which have existed since the 2018 fiscal year and remain un-remediated as of December 31, 2023:

•	Lack of sufficiently qualified professionals with an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record and disclose accounting and reporting matters timely and accurately
•	Lack of adequate segregation of duties within the financial reporting review function, including preparation and review of journal entries.
•	Insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of GAAP and SEC disclosures.

Remediation Activities

Management has been actively engaged in remediating the above material weaknesses. The following remedial actions have been taken during the year ended December 31, 2023:

•	Completed the internal control documentation along with engaging outside consultants to assist in the design, implementation and documentation of internal controls to address the relevant risks;
•	Performed risk-based scoping activities to identify key business processes, and engaged an outside internal control specialist team to assist in designing, documenting, and implementing internal controls to address relevant risks;
•	Hired additional accounting resources with appropriate levels of experience, including a new chief financial officer in 2023; and
•	Continue to engage outside consultants to ensure that the appropriate level of knowledge and experience is applied based on risk and complexity of transactions and tasks under review.

The process of implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may take additional actions to address control deficiencies or modify certain of the remediation measures described above.

While progress has been made to enhance our internal control over financial reporting, we are still in the process of finalizing the controls documentation and implementing these processes, procedures, and controls. Additional time is required to complete these steps and to assess and demonstrate the sustainability of these procedures. We believe the above actions will be effective in remediating the material weaknesses described above, and we will continue to devote significant time and attention to these remedial efforts. Once we can demonstrate an uninterrupted effectively operating control environment evidenced by Management testing of controls, we will consider these deficiencies to be remediated.

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Changes in Internal Control Over Financial Reporting

Other than the applicable remediation efforts described in “Remediation of Previously Reported Material Weaknesses” above, there have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the fiscal year ended December 31, 2023, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

During the quarter ended December 31, 2023, no director or officer adopted or terminated any Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement, as each term is defined in Item 408(a) of Regulation S-K.

Item 9C.	Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable.

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PART III

Item 10.	Directors, Executive Officers, and Corporate Governance

Executive officers and directors

Set forth below are the names, ages and positions of our executive officers and directors as of March 29, 2024.

Name	Age	Position(s) held	Served as a Director and/or Officer Since
Executive Officers
Jeffrey Thramann, M.D.	59	Executive Chairman and Director	2012
Michael Lawless	61	Chief Executive Officer, Secretary & Director	2012
John Mahoney	58	Chief Financial Officer	2023
Peter Shoebridge	60	Chief Technology Officer	2013

Non-Employee Directors
Stephen Deitsch	52	Director, Lead Independent Director	2021
Timothy J. Hanlon	58	Director	2021
Thomas Birch	71	Director	2021

Executive officers

Jeffrey Thramann, Executive Chairman. Dr. Thramann founded the Company in 2012 and oversees strategic initiatives, capitalization and governance at the Company. This includes day-to-day involvement in working with senior management to establish the strategic vision of the Company, prioritizing product launches, working with the CEO and CFO on the financial plans of the Company, and assisting the CEO in recruitment and hiring of senior executives and the pursuit of business development activities. It also includes leading efforts to secure capital for the Company, building the board of directors and leading board meetings. In 2002, Dr. Thramann was the founder and became the chairman of Lanx, LLC. Lanx was an innovative medical device company focused on the spinal implant market and created the interspinous process fusion space with the introduction of its patented Aspen product. Lanx was sold to Biomet, Inc., an international orthopedic conglomerate, in 2013. Concurrent with Lanx, in 2006 Dr. Thramann was also the founder and chairman of ProNerve, LLC. ProNerve was a healthcare services company that provided monitoring of nerve function during high risk surgical procedures affecting the brain and spinal cord. ProNerve was sold to Waud Capital Partners, a private equity firm, in 2012.

Prior to ProNerve and concurrent with Lanx, Dr. Thramann was the founder and chairman of U.S. Radiosurgery (USR). USR is a healthcare services company that provides advanced radiosurgical treatments for tumors throughout the body. USR became the largest provider of robotic guided CyberKnife treatments of such tumors in the U.S. and was sold to Alliance Healthcare Services (Nasdaq; AIQ) in 2011. From 2001 through 2008, Thramann was the founder and senior partner of Boulder Neurosurgical Associates, a neurosurgical practice serving Boulder County, Colorado. Dr. Thramann is the named inventor on over 50 U.S. and international issued and pending patents. He completed his neurosurgical residency and complex spinal reconstruction fellowship at the Barrow Neurological Institute in Phoenix, AZ, in 2001. He is a graduate of Cornell University Medical College in New York City and earned a BS in electrical engineering management at the U. S. Military Academy in West Point, NY. Dr. Thramann currently serves as the Executive Chairman of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain.

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Michael Lawless, Chief Executive Officer and Director: Mr. Lawless is a technology startup veteran having held key leadership positions in research and development, engineering, product development and operations. Prior to joining the Company in 2012, from 2009 to 2011 he was one of the founding executives and Chief Operating Officer of Trada, Inc., a company engaged in the business of crowdsourced digital ad campaign creation and management. In addition to establishing the business operations and processes for Trada, he was responsible for building and managing the product team and operating their internet advertising marketplace SaaS product. He earned a BS in Human Factors Engineering from the U.S. Air Force Academy and his master’s degree in Experimental Psychology with an emphasis on Human-Computer Interaction from The University of Dayton.

John E. Mahoney, Chief Financial Officer: Mr. Mahoney joined the Company as Chief Financial Officer in November 2023. He brings over twenty years of finance and operational experience in the services industry with both publicly traded and privately held companies. From 2019 to 2023, he served as Chief Financial Officer at Quality Biomedical, Inc., a private equity backed and leading service provider in the Home Medical Equipment industry. From 2014 to 2019, Mr. Mahoney served as Principal and Chief Financial Officer at CFO Leadership Services, LLC, a fractional CFO service company. From 2005 to 2014, Mr. Mahoney served Vice President and Chief Financial Officer at TASQ Technology, Inc., a wholly owned subsidiary of First Data Corporation, who merged with Fiserv. a leading global credit card processing services company. Mr. Mahoney is a certified public accountant. He earned his BS in Public Accountancy from Long Island University.

Peter Shoebridge, Chief Technology Officer: Mr. Shoebridge joined the Company in 2013 and has over 35 years of professional experience in the software development industry. He has been involved with internet related technologies since 1996. From 2008 to 2012, he was the CEO and co-founder of Blue Yonder Gaming, Corp., a casino gaming systems and gaming company. Prior to Blue Yonder he was Vice President of engineering at Sona Mobile, Inc and led the team that built the first wireless gaming system to receive federal regulatory approval. He also led the team that built the Sona Gaming System, a server-based gaming platform. Mr. Shoebridge has worked in many different technology sectors including the real-time financial industry, casino gaming including bingo systems, accounting and automotive. He was educated in London, England.

Non-employee directors

Stephen M. Deitsch, Director: Mr. Deitsch has extensive strategic, operational, and financial leadership experience at both publicly traded and privately held companies. Since September 2020, Mr. Deitsch has served as Chief Financial Officer of Paragon 28, Inc. (NYSE: FNA), a leading global orthopedics company. From April 2017 to August 2019, Mr. Deitsch served as Senior Vice President and Chief Financial Officer of BioScrip, Inc. (formerly Nasdaq: BIOS) which is now part of Option Care Health, Inc. (Nasdaq: OPCH). From August 2015 to April 2017, Mr. Deitsch served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a leading cyber-security firm. Mr. Deitsch served as the Chief Financial Officer of Biomet Spine, Bone Healing, and Microfixation from July 2014 to July 2015 and as Vice President Finance, Corporate Controller of Biomet, Inc. from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx, Inc. from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch served in various senior financial leadership roles at Zimmer Holdings, Inc. (formerly NYSE: ZMH) and now part of Zimmer Biomet, Inc (NYSE: ZBH). Since 2022, Mr. Deitsch has served as a director of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain. Mr. Deitsch holds a B.S. in Accounting from Ball State University and has an inactive CPA license.

Timothy J. Hanlon Director: Mr. Hanlon is the founder and Chief Executive Officer of the Chicago-based Vertere Group, LLC – a boutique strategic consulting and advisory firm focused on helping forward-leaning media companies, brands, entrepreneurs, and investors benefit from rapidly changing technological advances in marketing, media and consumer communications. Prior to forming Vertere in 2012, Mr. Hanlon created and led corporate ventures practices at marketing agency holding companies Publicis Groupe and Interpublic Group, overseeing 70+ early-stage investments and partnerships – including over two dozen successful M&A and IPO exits – with notable firms such as: PlutoTV (acquired by ViacomCBS); Data+Math (LiveRamp); Clypd (AT&T/Xandr); Sling Media (Echostar/Dish Network); Navic Networks (Microsoft); Brightcove (IPO); and Visible World (Comcast), among others. Previously, Mr. Hanlon was Senior Vice President/Director, Emerging Contacts for Publicis’ iconic media agency Starcom MediaVest Group, where he was chiefly responsible for pioneering all US client activity and agency initiatives in the field of emerging media technologies – including the establishment of the firm’s ground-breaking “TV 2.0 Practice,” centered around evolutionary television platforms. Mr. Hanlon has over 25 years of extensive executive experience in traditional, digital and “emerging” media & marketing – and his insights into the future of media, advertising and marketing are regularly seen in major electronic, print and trade press outlets. Mr. Hanlon holds an MBA from the University of Chicago, Booth Graduate School of Business, and a BA from Georgetown University.

50

Thomas Birch, Director: Mr. Birch brings over 50 years of on-air, online, media, media research and media brokerage experience. Since 2005, Mr. Birch has been the owner and CEO of Lakes Media LLC, a six-station radio group operating in southern Virginia and northern North Carolina. In addition, since 2018 Mr. Birch has also been a Director of Media Services Group, one of the nation’s largest brokers of radio stations, television stations, broadcast towers and other broadcast-related entities. Mr. Birch was the founder and CEO of Birch Research Corporation, a syndicated radio ratings and market research company. In 1987, Birch Research was acquired by Dutch publishing conglomerate VNU (now known as Nielsen). Following the sale, the company merged with VNU subsidiary Scarborough Research and was renamed Birch/Scarborough Research. Mr. Birch served as Chairman and CEO of the merged Birch/Scarborough entity until his departure in 1990. At its peak, Birch/Scarborough employed more than 1,200 people nationwide and maintained sales offices in New York, Chicago, Los Angeles, Atlanta, and Dallas and through its Canadian subsidiary Birch Radio/Canada, had offices in Toronto and Montreal. Mr. Birch was a Partner and Chief Financial Officer of Simmons Market Research Bureau from 2001 to 2003, where he significantly reduced operating expenses, increased operating profits and refinanced company debt which enabled the company to avoid bankruptcy and be positioned for acquisition in 2004 by Experian. From 1990 through 1999, Mr. Birch was owner and CEO of Opus Media Group, a radio group owner with stations operating in Florida, Georgia, Louisiana and Mississippi. Mr. Birch is a member of the National Association of Broadcasters Committee on Local Radio Audience Measurement (COLRAM) and continues to have a voice in the improvement of audience measurement metrics from Nielsen Audio and other research providers. Mr. Birch is a native of Binghamton, NY and holds a BS from the School of Industrial and Labor Relations at Cornell University.

Section 16(a) Beneficial Ownership Reporting Compliance

Following our IPO, Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in our Annual Report on Form 10-K those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed to date in 2023.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our board of directors currently consists of five members. Three of our directors are independent within the meaning of the independent director guidelines of the Nasdaq Stock Market.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacancies on our board of directors.

Board Leadership Structure and Role in Risk Oversight

Our corporate governance guidelines provide that unless the board chair is an independent director, the board shall appoint a Lead Independent Director. The Lead Independent Director chairs the executive sessions of the independent directors, coordinates the activities of the other independent directors and performs such other duties as deemed necessary by the board from time to time. Because our Executive Chairman Dr. Thramann is not independent, the board has appointed Stephen Deitsch to serve as our Lead Independent Director.

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Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the board meets regularly with management to discuss strategy and the risks we face. In addition, the Audit Committee regularly monitors our enterprise risk, including financial risks, through reports from management. Senior management attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The Lead Independent Director and the independent board members work together to provide strong, independent oversight of our management and affairs through the board’s standing committees and, when necessary, executive sessions of the independent directors.

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of its IPO. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We currently satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Jeffrey Thramann and Michael Lawless, are “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which have the composition and responsibilities described below. Each of the below committees has a written charter approved by our board of directors. Copies of each charter are posted on the investor relations section of our website. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

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Audit Committee

Our audit committee is comprised of Stephen Deitsch, Thomas Birch, and Timothy J. Hanlon, with Stephen Deitsch as the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Stephen Deitsch is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on Mr. Deitsch any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	the qualifications, independence and performance of our registered public accounting firm;
•	the preparation of the audit committee report to be included in our annual proxy statement;
•	our compliance with legal and regulatory requirements;
•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.

Compensation Committee

Our compensation committee is comprised of Timothy J. Hanlon, Thomas Birch, and Stephen Deitsch, with Timothy J. Hanlon as the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•	evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;
•	administering our cash-based and equity-based compensation plans; and
•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Thomas Birch, Stephen Deitsch, and Timothy J. Hanlon, with Thomas Birch as the chairman of our nominating and governance committee. Each member of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our board of directors;
•	overseeing the process of evaluating the performance of our board of directors; and
•	advising our board of directors on other corporate governance matters.

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Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our board, nor are there any specific qualities or skills that are necessary for one or more members of our board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Governance Committee considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our board and its committees, including the following characteristics: experience, judgment, commitment (including having sufficient time to devote to the Company), skills, diversity and expertise appropriate for the Company. In assessing potential directors, the Nominating and Governance Committee may consider the current needs of the board and the Company to maintain a balance of knowledge, experience and capability in various areas.

Stockholder Nominations

In accordance with our bylaws, a stockholder wishing to nominate a director for election at an annual meeting of stockholders must timely submit a written proposal of nomination to us at our executive offices. To be timely, a written proposal of nomination for an annual meeting of stockholders must be received at least 90 calendar days but no more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 calendar days from the anniversary of the annual meeting of stockholders in the immediately preceding year, the written proposal must be received: (i) at least 90 calendar days but no more than 120 calendar days prior to the date of the annual meeting; or (ii) no more than 10 days after the date we first publicly announce the date of the annual meeting.

Each written proposal for a nominee must contain: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person's failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the board, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected).

A stockholder interested in submitting a nominee for election to the board should refer to our bylaws for additional requirements. Upon receipt of a written proposal of nomination meeting these requirements, the Nominating and Governance Committee of the Board will evaluate the nominee in accordance with its charter and the characteristics listed above.

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Evaluating Nominees for Director

Our Nominating and Corporate Governance Committee considers director candidates that are suggested by members of the committee, other members of our Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth in our Bylaws, as described above. Our Board has in the past engaged a third-party search firm to identify potential candidates for consideration by the Nominating and Governance Committee and election to our Board. The Nominating and Corporate Governance Committee may, in the future, retain third-party search firms to identify Board candidates on terms and conditions acceptable to the Nominating and Corporate Governance Committee to assist in the process of identifying or evaluating director candidates. The Nominating and Corporate Governance Committee evaluates all nominees for director using the same approach whether they are recommended by stockholders or other sources. The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and the Company, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Board, the committees and the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating and Corporate Governance Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board

Any stockholder or interested party who desires to contact our board, or specific members of our board, may do so electronically by sending an email to our CFO at the following address: jmahoney@auddia.com. Alternatively, a stockholder may contact our board, or specific members of our board, by writing to: Auddia Inc., 1680 38th Steet, Suite 130, Boulder, Colorado 80301, Attn: CFO. All such communications will be initially received and processed by the office of our CFO. Communications concerning accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the board, the non-employee directors or individual directors, as appropriate.

The board has instructed the CFO to review all communications so received and to exercise his discretion not to forward to the board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the CFO to forward any and all communications received by the CFO but not forwarded to the directors.

Compensation Committee Interlocks and Insider Participation

None of the current members of our compensation committee has at any time been one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2023.

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Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior officers. The full text of our code of business conduct and ethics is posted on the investor relations section of our website. The reference to our website address in this Annual Report on Form 10-K does not include or incorporate by reference the information on our website into this Annual Report on Form 10-K. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers and directors.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place and can only put such plans into place while the individual is not in possession of material non-public information. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company. During 2023, none of our directors or executive officers had a Rule 10b5-1 trading plan in effect.

Compensation Clawback Policy

The Company established a policy regarding the recoupment of certain performance-based compensation payments (“Clawback Policy”), which became effective as of December 1, 2023. This policy is included as Exhibit 97 to this Annual Report.

The Audit Committee of the Company determined that no performance-based compensation (or the vesting of such compensation) within the prior three years was based upon the achievement of financial results, as reported in a Form 10-Q, Form 10-K or other report filed with the Securities and Exchange Commission (“SEC”), and therefore had no obligation, pursuant to the Company’s Clawback Policy, to recover erroneously paid or awarded compensation.

Number of Meetings

The board held a total of 10 meetings in 2023. In 2023, our Audit Committee held six meetings, our Compensation Committee held two meetings, and our Nominating and Governance Committee held one meeting. Each director attended at least 75% of the aggregate of the total number of meetings of the board and the board committees on which he served.

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Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings absent extenuating circumstances.

Non-Employee Director Compensation

Our non-employee directors began serving on our board following our February 2021 IPO. Our Executive Chairman, Dr. Thramann, and our President and Chief Executive Officer, Mr. Lawless, do not receive compensation for their services as a director.

Our board of directors approved the following compensation for our non-employee directors in 2023. Our non-employee directors will receive annual cash compensation of (i) $25,000 for service on the board (ii) $20,000 for service as the Audit Committee chair, (iii) $10,000 for Compensation Committee chair, and (iv) $10,000 for Nominating and Governance Committee chair. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Stephen Deitsch	45,000	–	–	7,412	52,412
Timothy J. Hanlon	35,000	–	–	7,412	42,412
Thomas Birch	35,000	–	–	7,412	42,412

(1)	Relates to cash payment made to directors for tax liability on RSUs.

Item 11.	Executive Compensation

Executive Compensation Overview

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2023, and our next two most highly compensated executive officers in respect of their service to our company for fiscal year 2023. Our named executive officers, or the Named Executive Officers, for the year ended December 31, 2023, are:

•	Jeffrey Thramann, our Executive Chairman;
•	Michael Lawless, our Chief Executive Officer; and
•	Peter Shoebridge, our Chief Technical Officer

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Summary Compensation Table Year Ended December 31, 2023

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jeffrey Thramann	2023	300,000	(1)	-0-	-0-	-0-	-0-	300,000
Executive Chairman	2022	300,000	(1)	-0-	425,513	-0-	-0-	725,513

Michael Lawless	2023	260,000		-0-	-0-	-0-	-0-	260,000
Chief Executive Officer	2022	260,000		-0-	-0-	10,870	-0-	531,746

Peter Shoebridge	2023	225,000		-0-	-0-	-0-	-0-	225,000
Chief Technology Officer	2022	225,000		-0-	-0-	4,074	-0-	326,828

(1)	Beginning after the Company’s IPO, Dr. Thramann earns an annual salary of $300,000.
(2)	The “Bonus” column represents discretionary bonuses earned pursuant to our annual incentive bonus program. Each of Dr. Thramann, Mr. Lawless and Mr. Shoebridge is each eligible to receive a bonus based on the achievement of certain business goals set by our Board on an annual basis. The maximum bonus opportunity for each of Messrs. Thramann, Lawless and Shoebridge, expressed as a percentage of their base salary, is 50%. As of the filing date of this Annual Report, the Company has not approved or paid any annual cash bonuses for the 2023 year.
(3)	Represents the grant date fair value of RSU and stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 6 to our consolidated financial statements included in this Annual Report.

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Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards(1)				Stock Awards(1)(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(4)(3)
Dr. Jeffrey Thramann	8/11/2021 (4)	–	–	–	–	4,500	1,500
	2/16/2022 (5)	–	–	–	–	2,000	4,000
	12/9/2022 (6)	–	–	–	–	5,320	–

Michael Lawless	8/15/2019 (8)	3,221	–	106.50	8/15/2029	–	–
	8/11/2021 (9)	4,500	1,500	69.75	8/11/2031	–	–
	9/8/2022 (10)	8,490	2,830	30.25	9/8/2032	–	–

Peter Shoebridge	8/15/2019 (7)	1,097	–	106.50	8/15/2029	–	–
	8/11/2021 (8)	4,500	1,500	69.75	8/11/2031	–	–
	9/8/2022 (9)	3,193	1,065	30.25	9/8/2032	–	–

_______________________

(1)	Each equity award is subject to the terms of our 2021 or 2013 Equity Incentive Plan.
(2)	All RSUs are settled, and shares delivered on the vesting date. Accordingly, there are no vested RSUs that remain outstanding.
(3)	Based on the closing price of a share of the Company’s common stock on the Nasdaq Capital Market of $6.25 on December 29, 2023.
(4)	Represents RSU awards that vest 50% on February 16, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(5)	Represents RSU awards that vest 33% on February 16, 2023, 33% on February 16, 2024, and 34% on February 16, 2025.
(6)	Represents RSU awards that vest 100% on February 16, 2023.

(7)	2019 grant represents option awards that vest 50% on August 15, 2019, grant date. The remaining portion of the option vests equally over 48 months.
(8)	2021 grant represents option awards that vest 50% on August 12, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(9)	2022 grant represents option awards that vest 50% on the September 8, 2022, grant date. The remaining portion of the option vests in two equal installments on February 16, 2023, and February 16, 2024.

Employment Arrangement with Dr. Thramann

Commencing after our February 2021 IPO, Dr. Thramann earns an annual salary of $300,000 for his service as our Executive Chairman.

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Employment Agreement with Mr. Lawless

On October 13, 2021, we entered into an employment agreement with Mr. Lawless, which supersedes and replaces a prior employment agreement dated February 6, 2012. The employment agreement provides for an initial annual base salary of $260,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Lawless, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Lawless’s employment without cause or Mr. Lawless terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Lawless’ employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

Employment Agreement with Mr. Shoebridge

On October 13, 2021, we entered into an employment agreement with Mr. Shoebridge, which supersedes and replaces a prior employment agreement dated April 1, 2014. The employment agreement provides for an initial annual base salary of $225,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Shoebridge, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Shoebridge’s employment without cause or Mr. Shoebridge terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Shoebridge’s employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2024, by (i) each person who beneficially owned more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each Named Executive Officer and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o Auddia, 1680 38th Street, Suite 130, Boulder, CO 80301.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power, and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 29, 2024.

The calculations set forth below are based upon 2,194,196 shares of common stock outstanding at March 29, 2024.

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Unless otherwise indicated below, and subject to community property laws where applicable, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Jeffrey Thramann (1)	80,909	3.7%
Richard Minicozzi (2)	122,518	5.5%

Executive Officers and Directors:
Michael Lawless (3)	16,986	0.8%
John E. Mahoney (4)	–	--%
Peter Shoebridge (5)	9,436	0.4%
Stephen Deitsch (6)	1,281	0.1%
Timothy J. Hanlon (6)	1,281	0.1%
Thomas Birch (6)	1,281	0.1%
All directors and executive officers as a group (7 persons)	111,174	4.9%

________________

(1)	Dr. Thramann is also a director of the Company. Includes (i) 75,544 shares of common stock, and (ii) 5,365 shares underlying outstanding common stock warrants. Does not include (i) 38,760 shares of common stock underlying Series A warrants (which warrants are not currently exercisable by Dr. Thramann due to the operation of a 4.99% beneficial ownership exercise restriction contained in such warrants), and (ii) 5,500 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.
(2)	Includes (i) 70,108 shares of common stock, and (ii) 52,500 shares underlying outstanding common stock warrants. Does not include any shares relating to the conversion feature contained in the senior secured bridge note held by Mr. Minicozzi. Does not include 38,760 underlying outstanding common warrants due to the operation of a 4.99% beneficial ownership exercise restriction contained in such warrants.
(3)	Includes (i) 741 shares of common stock, and (ii) 16,246 shares of common stock underlying stock options exercisable within 60 days of December 31, 2023. Does not include 4,330 of unvested options granted under our equity incentive plans.
(4)	Does not include 18,700 of unvested option granted under Mr. Mahoney’s employment agreement.
(5)	Does not include 6,821 of unvested options granted under our equity incentive plans.
(6)	Includes 1,281 shares of common stock. Does not include 1,830 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information as of December 31, 2023, with respect to all of our equity compensation plans in effect on that date:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	82,917	39.75	27,403

Equity Compensation Plans Not Approved by Stockholders	–	–	–

Total	82,917	39.75	27,403

_______________

(1)	Consists of stock options granted under the Clip Interactive, LLC 2013 Equity Incentive Plan, as amended and the Auddia Inc. 2021 Equity Incentive Plan, as amended. We ceased granting awards under the 2013 Plan upon the implementation of the 2021 Plan described below.

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The Company’s 2021 Equity Incentive Plan became effective upon the completion of the IPO in February 2021 and serves as the successor equity incentive plan to the 2013 Plan.

The 2021 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2022 and ending in 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors. On January 1, 2023 and 2024, the Company had an additional 25,310 and 39,893 shares added to the 2021 Equity Incentive Plan, respectively, pursuant to the evergreen provision.

Item 13.	Certain Relationships and Related Party Transactions and Director Independence

The following is a description of transactions or series of transactions since January 1, 2022 to which we were or will be a party, in which:

•	the amount involved in the transaction exceeds, or will exceed, $120,000; and
•	in which any of our executive officers, directors or holder of five percent or more of any class of our capital stock, including their immediate family members or affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers, executive officers and our directors are described elsewhere in this Annual Report under “Director Compensation” and “Executive Compensation.”

On November 14, 2022, we entered into a secured bridge note financing with Richard Minicozzi, who is a significant existing stockholder of the Company, and received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the secured note is $2,200,000. The secured note had a 10% interest rate and maturity on May 31, 2023. The secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock. In connection with the secured note financing, we issued Mr. Minicozzi 12,000 common stock warrants with a five-year term and a fixed $52.50 per share exercise price.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with Mr. Minicozzi. We received $750,000 of gross proceeds from the New Note financing. The New Note was issued with a principal amount of $825,000, 10% interest rate and a maturity date on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity of the New Note, Mr. Minicozzi, has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock at a fixed conversion price of $0.61 per share.

In connection with the New Note financing, we issued 26,000 common stock warrants to Mr. Minicozzi with a five-year term and a fixed $15.25 per share exercise price, from which 13,000 of these common stock warrants are exercisable immediately. The remaining 13,000 common stock warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note. As of July 31, 2023, we extended the maturity date of the New Note to November 30, 2023. Upon the July 31, 2023 extension, the interest rate on the New Note increased to 20% from 10%, and the remaining portion of the 13,000 common stock warrants became exercisable. The accredited investor did not exercise the common stock warrants as of December 31, 2023 or subsequent to December 31, 2023 and as of the date of this filing.

Further, in connection with the New Note financing, we agreed with Mr. Minicozzi to make certain amendments to the Prior Note financing. Specifically, we agreed with Mr. Minicozzi to cancel the 12,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, we issued to Mr. Minicozzi common stock warrants for 24,000 common shares with an exercise price of $15.25 per common share and a five-year term. From the newly issued 24,000 common stock warrants, 12,000 common stock warrants were exercisable immediately, while the other 12,000 common stock warrants became exercisable at the time of extension of the maturity date of the Prior Note during May of 2023.

Mr. Minicozzi will not be able to receive shares upon conversion or exercise, unless prior stockholder approval is obtained, if the number of shares to be issued to the investor, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the investor, would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

We are currently in discussions with Mr. Minicozzi regarding an agreement where (i) the Company would agree to repay the $2.75 million principal of the bridge financing out of the proceeds of a next round financing, and (ii) the accrued interest and original issue discount on the bridge financing would be converted into equity securities.

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Item 14.	Principal Accountant Fees and Services

The firm of Haynie & Company, independent registered public accounting firm, has been selected by the audit committee as auditors for Auddia Inc. (“Auddia”) for the fiscal year ending December 31, 2023. The firm of Daszkal Bolton LLP, independent registered public accounting firm, was previously selected by the audit committee as auditors for Auddia for the fiscal year ending December 31, 2022. CohnReznick LLP was engaged as the Company's independent registered public accounting firm on May 15, 2023 through August 25, 2023.

The audit committee is solely responsible for selecting Auddia’s independent registered public accounting firm and has appointed Haynie & Company as auditors for Auddia for the fiscal year ending December 31, 2023. Stockholder approval is not required to appoint Haynie & Company as Auddia’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by Haynie & Company for the year ended December 31, 2023:

2023
Audit fees (1)	$72,000
Tax fees	–
All other fees (2)	83,000
Total fees	$155,000

________________________

(1)	Audit fees consist of fees for the audit of our 2023 annual financial statements and the review of our 2023 interim financial statements.
(2)	All other fees are comprised of expenses related to work performed on potential acquisition targets and S-1 filings.

The following is a summary and description of fees incurred by Daszkal Bolton LLP for the years ended December 31, 2023 and 2022:

	2023	2022
Audit fees (1)	$58,000	$102,500
Tax fees	–	–
All other fees	–	–
Total fees	$58,000	$102,500

________________________

(1)	Audit fees consist of fees for the audit of our 2022 annual financial statements and the review of our interim 2023 financial statements.
(2)	On March 8, 2023, Daszkal Bolton LLP completed a business combination with CohnReznick LLP. Fees incurred by CohnReznick LLP for the year ended December 31, 2023 were $34,000, which is included in the $58,000 amount above.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

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PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) 1. Financial Statements

For a list of the financial statements included herein, see Index to the Financial Statements on page 42 of this Annual Report, incorporated into this Item by reference.

2. Financial Statement Schedules

Financial statement schedules have been omitted because they are either not required or not applicable or the information is included in the financial statements or the notes thereto.

3. Exhibits

The exhibits required by Item 601 of Regulation S-K and Item 15(b) of this Annual Report are listed in the Exhibit Index below. The exhibits listed in the Exhibit Index are incorporated by reference herein.

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith

2.2		Form of Plan of Conversion	8-K	02-22-2021	2.1
3.1		Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
3.2		Certificate of Designation of Series A Preferred Stock filed November 13, 2023	8-K	11-16-2023	3.1
3.3		Certificate of Amendment to the Certificate of Incorporation of the Company dated February 23, 2024	8-K	02-27-2024	3.1
3.4		Bylaws of the Company	8-K	02-22-2021	3.2
3.5		Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
3.6		Form of Series A Warrant	S-1/A	02-05-2021	3.6
4.1		Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
4.2		Form of Representative’s Common Stock Purchase Warrant	8-K	02-22-2021	4.1
4.3		Description of Securities	10-K	03-31-2021	4.3
10.1	#	Employment Agreement of Michael T. Lawless	S-1	01-10-2020	10.1
10.2	#	Employment Agreement of Peter Shoebridge	S-1	01-10-2020	10.2
10.3	#	Form of Auddia Inc. 2020 Equity Incentive Plan	S-1/A	10-22-2020	10.3
10.4		Collateral and Security Agreement with Related Party (Minicozzi)	S-1/A	01-28-2020	10.4
10.5		Form of Amendment to Collateral and Security Agreement with Related Party	S-1/A	10-08-2020	10.5
10.6		Form of Convertible Promissory Note	S-1/A	01-28-2020	10.6
10.7		Business Loan Agreement and Guaranty of Related Party with Bank of the West	S-1/A	01-28-2020	10.7
10.8	**	Agreement with Major United States Broadcast Company	S-1/A	01-28-2020	10.8
10.9		Form of Bridge Note	S-1/A	10-22-2020	10.9
10.10		Form of Warrant Agent Agreement	S-1/A	02-05-2021	10.10
10.11		Amendment to Bridge Note	S-1/A	10-22-2020	10.14
10.12		Amended Business Loan Agreement with Bank of the West	10-K	03-31-2021	10.15
10.13	#	First Amendment to 2020 Equity Incentive Plan	S-8	08-10-2021	99.2
10.14	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.3

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Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith

10.15	#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.4
10.16	#	Form of Inducement Stock Option Grant Notice and Inducement Stock Option Agreement	S-8	08-10-2021	99.5
10.17	#	Clip Interactive, LLC 2013 Equity Incentive Plan	S-8	08-10-2021	99.6
10.18	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan	S-8	08-10-2021	99.7
10.19	#	Executive Officer Employment Agreement for Michael Lawless dated October 13, 2021	8-K	10-15-2021	10.1
10.20	#	Executive Officer Employment Agreement for Peter Shoebridge dated October 13, 2021	8-K	10-15-2021	10.2
10.21	#	Executive Officer Employment Agreement for Brian Hoff dated October 13, 2021	8-K	10-15-2021	10.3
10.22	#	Executive Officer Employment Agreement for Timothy Ackerman effective as of February 6, 2023	8-K	02-16-2023	10.1
10.23		Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
10.24		Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
10.25		Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
10.26		Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
10.27		Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
10.28		Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
10.29		Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
10.30		Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
10.31		Secured Promissory Bridge Note dated April 17, 2023	8-K	04-21-2023	10.1
10.32		Common Stock Warrant for 600,000 shares dated April 17, 2023	8-K	04-21-2023	10.2
10.33		Common Stock Warrant for 650,000 shares dated April 17, 2023	8-K	04-21-2023	10.3
10.34		Form of Private Placement Agreement	8-K	06-14-23	1.1
10.35		Form of Securities Purchase Agreement dated June 13, 2023 between Auddia Inc. and the Investors named therein	8-K	06-14-23	10.1
10.36		Common Stock Purchase Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.1
10.37		Registration Rights Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.2

10.38	#	Employment Agreement, effective as of November 27, 2023, between Auddia Inc. and John E. Mahoney	8-K	12-18-2023	10.1
10.39		Series A Preferred Securities Purchase Agreement dated November 11, 2023 between Auddia Inc. and Jeffrey Thramann	8-K	11-16-2023	10.1
23.1		Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm				X
23.2		Consent of Haynie and Company, Independent Registered Public Accounting Firm				X
24.1		Power of Attorney (Included on Signature Page)
31.1		Section 302 Certification by the Corporation’s Chief Executive Officer				X
31.2		Section 302 Certification by the Corporation’s Chief Financial Officer				X
32.1		Section 906 Certification by the Corporation’s Chief Executive Officer				X
32.2		Section 906 Certification by the Corporation’s Chief Financial Officer				X
97.1		Auddia Clawback Policy				X

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).

___________________________

#	Indicates management contract or compensatory plan.
**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace

Item 16.	Form 10-K Summary

The Company has elected not to include summary information.

65

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AUDDIA INC.

By:	/s/ Michael Lawless
Michael Lawless President, Chief Executive Officer and Director

By:	/s/ John Mahoney
John Mahoney Chief Financial Officer

Date:  April 1, 2024

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints each of Michael Lawless and John Mahoney, with full power of substitution and re-substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this annual report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 1st day of April, 2024.

/s/ Jeffery Thamann, M.D.	Executive Chairman and Director
Jeffrey Thramann, M.D.

/s/ Michael Lawless	President, Chief Executive Officer and Director
Michael Lawless	(Principal Executive Officer)

/s/ John Mahoney	Chief Financial Officer
John Mahoney	(Principal Financial and Accounting Officer)

/s/ Stephen Deitsch	Director
Stephen Deitsch

/s/ Timothy Hanlon	Director
Timothy Hanlon

/s/ Thomas Birch	Director
Thomas Birch

66